Exhibit 10.1

SOCIETE D’EXERCICE LIBERAL D’AVOCATS A FORME ANONYME

USD 15,000,000

RESERVE BASE REVOLVING FACILITY AGREEMENT

dated 23 December 2004

MADISON ENERGY FRANCE

as Borrower

MADISON OIL FRANCE

as Guarantor

TOREADOR RESOURCES CORPORATION

MADISON OIL COMPANY EUROPE

as Obligors

NATEXIS BANQUES POPULAIRES

as Agent, Arranger and Technical Bank

and

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

as Lenders

- ii -

- iii -

THIS AGREEMENT is dated 23 December 2004 and made between:

(1)	MADISON ENERGY FRANCE, a société en commandite simple incorporated under the laws of France whose registered office is 13/15, boulevard de la Madeleine, 75001 Paris, registered with the registry of companies of Paris under no. 391 727 450 (the “Borrower”);

(2)	MADISON OIL FRANCE, a société anonyme whose registered office is 13/15, boulevard de la Madeleine, 75001 Paris, incorporated under the laws of France registered with the registry of companies of Paris under no. 408 559 136 (the “Guarantor”);

(3)	TOREADOR RESOURCES CORPORATION, a company incorporated under the laws of Delaware whose registration number is 0448603 and registered office is 1209 Orange Street Wilmington, DE 19801 USA (“TRC”);

(4)	MADISON OIL COMPANY EUROPE, a company incorporated under the laws of Delaware whose registration number is 2341168 and registered office is 1209 Orange Street Wilmington, DE 19801 USA, (“MOCE”);

(5)	NATEXIS BANQUES POPULAIRES, a French bank whose registered office is located at 45, rue Saint Dominique, 75007 Paris, registered with the commercial and companies registry of Paris under number 542 044 524 as arranger (the “Arranger”);

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(7)	NATEXIS BANQUES POPULAIRES, a French bank whose registered office is located at 45, rue Saint Dominique, 75007 Paris, registered with the commercial and companies registry of Paris under number 542 044 524 as technical bank (the “Technical Bank”); and

(8)	NATEXIS BANQUES POPULAIRES, a French bank whose registered office is located at 45, rue Saint Dominique, 75007 Paris, registered with the commercial and companies registry of Paris under number 542 044 524 as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Activity Report” means the activity report to be prepared monthly by the Borrower, to be delivered to the Agent in accordance with paragraph 19.3.1, similar to the form of the Activity Report delivered to the Agent for July 2004 but as may be modified from time to time by the Borrower and/or TRC (in which case it shall be in form and substance satisfactory to the Agent acting reasonably).

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost Formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Asset Life Cover Ratio” or “ALCR” means, on any Ratio Calculation Date, the ratio of:

(a)	the NPV (9) for the period from the relevant Ratio Calculation Date to the Reserves Tail Date plus an amount equal to any monies standing to the credit of the Collection Account at 11.00 am (Paris time) as at such date; to

(b)	the Outstanding Amount (after any repayment of the Facility made on such Ratio Calculation Date).

“Assigned Rights” means the rights of the Borrower to receive payments under the Sale and Purchase Contracts, the Insurance Policy and the Hedge Agreements, as assigned to the Agent (acting on behalf of the Lenders) pursuant to the Assignment Agreements.

“Assignment Agreements” means the Insurance Policy Delegation Agreement and Master Receivables Assignment Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from the date on which the Lenders are satisfied that the conditions precedent listed in Schedule 2 (Conditions precedent) have been met to the date which is thirty days before the Final Maturity Date.

“Available Amount” means (a) the Maximum Amount minus (b) the Outstanding Amount.

“Borrowing Base” has the meaning ascribed to that term in Clause 6.2 (Borrowing Base Determination)

“Borrowing Base Deficiency” means the amount by which the aggregate of the Outstanding Amount and all accrued but unpaid fees and interest under the Finance Documents exceeds the then applicable Maximum Amount.

“Borrowing Base Determination Date” means (i) Closing Date, 30 June 2005, 30 December 2005, 30 June 2006, 30 December 2006, 30 June 2007, 30 December 2007, 30 June 2008, 30 December 2008 and 30 June 2009, (ii) any other date on which the Borrowing Base is re-set at the request of the Agent in accordance with paragraph 6.2.8 and (iii) any other date on which the Borrowing Base is re-set at the request of the Borrower in accordance with paragraph 6.2.9.

“Borrowing Base Reduction Schedule” means the schedule of reduction of the Borrowing Base as determined in accordance with Clause 6.2 (Borrowing Base Determination).

“Borrowing Base Utilisation Ratio” means, on any date, the ratio of (a) the aggregate of (i) the Outstanding Amount as at such date and (ii) all fees and interest payable under the Finance Documents as at such date to (b) the Maximum Amount as at such date, such ratio being expressed as a percentage.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Paris.

“CEP” means Cifal Elan Petroleum Services Ltd, represented by Cifal, acting as engineer advisor to the Technical Bank.

“CEP Report” means the report delivered by CEP in the month of September 2003.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

“Collection Account” means the account opened in the name of the Borrower in the books of the Agent (and any renewal or any redesignation thereof), on which all monies relating to the Assigned Rights are to be paid, and pledged in favour of the Lenders pursuant to the Pledge over Account Agreement.

“Collection Account Balance” means the balance of monies from time to time standing to the credit of the Collection Account.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Consolidated Indebtedness” means on a consolidated basis, at any time (without double counting), the aggregate indebtedness of any Group member constituting Financial Indebtedness excluding (i) any Financial Indebtedness of any Group member to another Group member and (ii) indebtedness whose contractual maturity exceeds by more than one year the Final Maturity Date and qualifying as equity (fonds propres) or quasi-equity (quasi fonds propres) in accordance with GAAP, i.e. ranking immediately above the debt owed to the shareholders but below any non-secured indebtedness of the Group.

“Consolidated Stockholder Equity” means indebtedness qualifying as equity (fonds propres).

“Consultant Report” means the detailed update report prepared on yearly basis and the light update report prepared on a semi-annual basis (or more frequently in accordance with the terms of this Agreement) and delivered by the Independent Engineering Consultant in respect of the Proved Reserves, the expected production and the net revenues deriving from the Fields, in a form satisfactory to the Technical Bank.

“Closing Date” means the date on which the Agent has notified the Borrower and the Lenders that all of the Conditions Precedent listed in Schedule 2 (Conditions precedent) have been satisfied (in each case in form and content satisfactory to the Agent) in accordance with Clause 4.1 (Conditions precedent).

“Debt Service Cover Ratio” or “DSCR” means, on any Ratio Calculation Date, the ratio of:

(a)	the Pre Debt Cashflows, from, but not including, the relevant Ratio Calculation Date until and including the next Ratio Calculation Date plus the balance of the Collection Account at 11.00 am (Paris time) as at the beginning of that period less the Minimum Balance; to

(b)	the Reduction Instalments and all fees, interest and all other sums due and payable under the Finance Documents during that period.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Determination Lender(s)” means the Technical Bank and two (2) other Lenders chosen by the Technical Bank after consultation with the Borrower at the time such instructing group shall act in accordance with Clauses 6.2.6 and 20.3 (Ratio Calculation Dates). In the case where there is only one (1) other Lender than the Technical Bank, the Determination Lenders shall be the Technical Bank and that other Lender. In the case where there is no other Lender than the Technical Bank, the Technical Bank shall be the Determination Lender.

“Discount Rate” means the higher of (a) 9% per annum or (b) the rate per annum equal to the aggregate of (i) LIBOR for the relevant period and (ii) the Margin.

“EBITDA” means on a consolidated basis, in relation to any period, the net income of the Group on ordinary activities for such period:

(a)	before deduction of any tax on such activities during such period;

(b)	before any extraordinary or exceptional items during such period;

(c)	before deduction of any Interest Costs during such period;

(d)	before any amount attributable to amortisation of intangible assets and depreciation of tangible assets during such period;

(e)	after deducting the net income of any non-wholly owned subsidiary during such period attributable to holders of stock or equity interest of such subsidiary that are not members of the Group;

(f)	after deducting any gain over book value and after adding back any loss on book value arising from the disposal of any fixed asset by any member of the Group (other than the sale of trading stock) during such period.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. member of the Group or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Encumbrance” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environment” means all or any of the following media: air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of land); land covered with water; and water (including sea, ground and surface water).

“Environmental Law” means any law, treaty, convention, directive or regulation having legal or judicial effect whether of commercial, civil, administrative or criminal nature, concerning:

(a)	pollution or contamination of the Environment;

(b)	harm, whether actual or potential, to mankind and human senses, living organisms and ecological systems;

(c)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of dangerous materials; or

(d)	the emission, leak, release or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any dangerous material and any matter or thing capable of constituting a nuisance or an actionable tort of any kind in respect of such matters.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. member of the Group, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan;

(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)	the complete or partial withdrawal of any U.S. member of the Group or any ERISA Affiliate from a Multiemployer Plan; and

(g)	an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Existing Fields” means all hydrocarbon fields in relation to which the Borrower (or any of its Subsidiaries) holds the Licences listed in Schedule 7 (Mining Titles) exist.

“Facility” means the reserve base revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means the letter dated at latest at the first Utilisation Date from the Arranger, the Agent and the Technical Bank to the Borrower setting out the fees referred to in Clause 12 (Fees) and any other fee letter relating to this Agreement.

“Fields” means the Existing Fields and any New Field.

“Final Maturity Date” means the earlier of (i) the date falling 5 years after the date of execution of this Agreement and (ii) the Reserves Tail Date.

“Finance Document” means this Agreement, the Fee Letter, any Security Document, any Hedge Agreement and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Technical Bank, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“First Consultant Report” means the report delivered in October 2004 by the by the Independent Engineering Consultant which is an update of the CEP Report delivered in September 2003 by the Independent Engineering Consultant to the Agent relating to the Proved Reserves, the expected production and the net revenues deriving from the Fields.

“GAAP” means generally accepted accounting principles in France or in the United States, as the case may be.

“Grace Period” means the period from and including the date of execution of this Agreement to and including the date falling six (6) months after the date of execution of this Agreement.

“Group” means TRC, MOCE, MOF, the Borrower and any of their Subsidiaries.

“Guarantee” means the guarantee (caution solidaire) granted by the Guarantor pursuant to Clause 22 (Guarantee) of this Agreement.

“Guaranteed Obligations” has the meaning given to it in Clause 22 (Guarantee) of this Agreement.

“Hedge Agreements” means the interest, currency or commodity swap, option, cap, collar, floor or similar arrangement or other hedge arrangements entered into by the Borrower with the Hedge Providers in terms satisfactory to the Agent in accordance with Clause 21.22 (Hedge Agreements), and maintained as long as all obligations under the Finance Documents have not been fully discharged, in terms sufficient to cover all payment obligations of the Borrower under the Facility.

“Hedge Providers” means the financial institutions, international trading institutions and/or the Purchaser, reasonably agreed in writing in advance by the Agent, which shall enter into the Hedge Agreements with the Borrower.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness Ratio” means, on any Ratio Calculation Date, the ratio of (a) Consolidated Stockholder Equity to (b) Consolidated Indebtedness (excluding Consolidated Stockholder Equity).

“Independent Engineering Consultant” means CEP or any other independent engineering consultant agreed in writing in advance by the Technical Bank and the Borrower.

“Insurance Policy” means the insurance policy subscribed by the Borrower to cover all damages and liabilities likely to be incurred in connection with its activities (Energy Package) with AGF effective on 1 April 2003, and/or any other insurance policy satisfactory to the Agent covering damages and liabilities in connection with the activities of the Borrower (and its Subsidiaries) in hydrocarbons in relation to the Fields.

“Insurance Policy Delegation Agreement” means the delegation agreement entered into at latest on the first Utilisation Date between the Borrower and the Finance Parties pursuant to which the Borrower has delegated the insurance company to the Finance Parties.

“Insurance Proceeds” means the proceeds due under the Insurance Policy.

“Interest Costs” means on a consolidated basis, in relation to any period, the aggregate of interest and financial charges paid or payable by any member of the Group in respect of Financial Indebtedness (excluding any Financial Indebtedness of any Group member to another Group member), during such period including, but not limited to:

(a)	discount and acceptance fees;

(b)	fees payable to any person for the issue by that person of any guarantee or other assurance against financial loss;

(c)	amounts due under any swap, cap, floor, collar option or other derivative transaction (taking into account only the net indebtedness of the relevant person under that instrument at the relevant time) relating to the protection against changes in interest rates.

“Interest Costs Ratio” means, on any Ratio Calculation Date, the ratio of (a) EBITDA to (b) Interest Costs.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“IRS” means the United States Internal Revenue Service or any successor.

“Joint Operating Agreements” means the agreements relating to the Nemours permit to be entered into by the Borrower, Lundin International and Vermilion Rep SAS, and any other an agreement entered into by the Borrower (and its Subsidiaries) whereby the terms of the joint holding of a Licence or Lease are specified, in accordance with the provisions of the Licence or the Lease.

“Lease” means an agreement whereby the rights attached to a Licence are implemented by a person other than the holder of the Licence.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Finance Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Finance Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in Relevant Interbank Market,

as of 11.00 a.m. (London time) two (2) Business Days prior to the Interest Period of that Loan for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan, rounded up to the nearest one-sixteenth of 1%.

“Licence” means the exploration licences (permis exclusifs de recherche) and the concessions (concessions) listed in Schedule 7 (Mining Titles) and any other licence, title, permit or authorisation, regardless of its denomination, delivered by a public authority or a person acting in the name of such authority, whereby the Borrower (or any of its Subsidiaries) is entitled to conduct exploration and/or production operations regarding a Field, even jointly.

“Loan” means a loan made or to be made under the Facility.

“Loan Life Cover Ratio” or “LLCR” means, on any Ratio Calculation Date, the ratio of:

(a)	the aggregate of NPV (9) for the period from, but not including, such Ratio Calculation Date to the Final Maturity Date and the amount standing to the credit of the Collection Account at 11.00 am (Paris time) on that Ratio Calculation Date; to

(b)	the aggregate of the Outstanding Amount (after any repayment, if any, made on the Facility on such Ratio Calculation Date) on that Ratio Calculation Date.

“Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Margin” means:

(a)	2.25% per annum when the Borrowing Base Utilisation Ratio is lower than 50%;

(b)	2.50% per annum when the Borrowing Base Utilisation Ratio is between 50% and 75%; or

(c)	2.75% per annum when the Borrowing Base Utilisation Ratio is above 75%.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Master Receivable Assignment Agreement” means the master receivable assignment agreement (Convention Cadre de cession de créances professionnelles à titre de garantie)

entered into at latest on the first Utilisation Date between the Borrower, the Agent and the Lenders pursuant to which the Borrower has assigned to the Lenders all its rights under the Sale and Purchase Contracts and the Hedge Agreements.

“Material Adverse Effect” means a circumstance or event likely to have a material adverse effect on:

(a)	the activities, the financial and/or economic situation or the assets of the Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Transaction Documents;

(c)	the validity, enforceability, binding effect or performance of the Transaction Documents; or

(d)	the development of the Fields.

“Maximum Facility Amount” means, in respect of each period mentioned in column (A) of Schedule 3 (Maximum Facility Amount Amortization Schedule), the amount mentioned in column (B) of Schedule 3 (Maximum Facility Amount Amortization Schedule).

“Maximum Amount” means the lower of (i) the Borrowing Base and (ii) the Maximum Facility Amount at any considered time.

“Minimum Balance” means, at any date, the amount equal (i) to the Borrowing Base (ii) divided by the number of calendar Months remaining until the Final Maturity Date, (iii) multiplied by 2, as calculated by the Agent.

“Mining Law” means any law, treaty, convention, directive or regulation having legal or judicial effect whether of a commercial, civil, administrative or criminal nature relating, specifically or amongst other, to exploration and/or exploitation of oil fields.

“Mining Works Permit” means the permits listed in Schedule 7 (Mining Titles) and any other authorisation granted to the Borrower (or its Subsidiaries) by any authority or person acting in the name of such authority, to initiate and carry out works relating to the exploration and/or exploitation of the Fields, even jointly.

“MOCE Share Pledge Agreements” means (i) the pledge agreement entered into at latest on the first Utilisation Date between MOCE and the Finance Parties pursuant to which MOCE has granted a pledge over all of its shares in MOF in favor of the Finance Parties and (ii) the pledge agreement entered into on the date hereof between MOCE and the Finance Parties pursuant to which MOCE has granted a pledge over all of its shares in MEF in favor of the Finance Parties.

“MOF Share Pledge Agreement” means the pledge agreement entered into at latest on the first Utilisation Date between MOF and the Finance Parties pursuant to which MOF has granted a pledge over all the shares of the Borrower in favor of the Finance Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of a U.S. member of the Group or any ERISA Affiliate.

“New Fields” means all hydrocarbon fields in which the Borrower (or any of its Subsidiaries) acquires, after the date hereof, a beneficial interest and over which it receives, after the date hereof, a valid and enforceable authorisation for the purpose of exploration or production of hydrocarbons and in relation to which a Licence, a Lease, Mining Works Permit or any other title of ownership exist after the date hereof.

“Net Profits” means, in relation to any period, the profit of any member of the Group on ordinary activities for such period:

(a)	after deduction of any tax on such activities during such period;

(b)	after any extraordinary or exceptional items during such period;

(c)	after deduction of any Interest Costs during such period;

(d)	after any amount attributable to amortisation of intangible assets and depreciation of tangible assets during such period;

(e)	after deducting the profits of any non-wholly owned subsidiary during such period;

after deducting any gain over book value and after adding back any loss on book value arising from the disposal of any fixed asset by any member of the Group (other than the sale of trading stock) during such period.

“NPV (9)” means the net present value, as at the date of calculation, of the future Pre Debt Cashflows up to the specified date on the basis of the Discount Rate, as calculated by the Technical Bank.

“Obligor” means the Borrower, the Guarantor, TRC and/or MOCE.

“Operating Agreements” means the Sale and Purchase Contracts, the Joint Operating Agreements, the Licences and all other agreements relating to the operation of the Fields mutually designated as such by the Agent and the Borrower.

“Original Financial Statements” means the audited consolidated financial statements of TRC and its Subsidiaries for the financial year ended 31 December 2003 (including consolidated balance sheet and income statement) and the audited financial statements of the Borrower for its financial year ended 31 December 2003.

“Outstanding Amount” means the aggregate principal amount of the Loans which have been made available to the Borrower under the Facility and which remain outstanding at any considered time.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Encumbrance” means the Encumbrances permitted in accordance with Clause 21.7 (Negative pledge).

“Permitted Financial Indebtedness” means (i) any loan made within the Group by a member of the Group to another member of the Group not exceeding in aggregate USD 500,000 and (ii) any loans (other than loans made pursuant to sub-paragraph (i)) made within the Group by a member of the Group to another member of the Group for the purpose of financing the development of hydrocarbon fields in Turkey.

“Petroleum” means any mineral oil or relative hydrocarbon and natural gas existing in its natural condition in strata but not including coal or bituminous shales or other stratified deposits from which oil can be extracted by destructive distillation.

“Pledge over Account Agreement” means the agreement entered into at latest on the first Utilisation Date between the Borrower and the Finance Parties pursuant to which the Borrower has granted a pledge over the Collection Account in favour of the Finance Parties.

“Pre Debt Cashflows” means the net cashflows derived from the exploitation of the Proved Reserves. In calculating these cashflows, capital expenditures, general and administrative costs, operative costs in relation with the Fields exploitation, payments to other debt providers and creditors, proceeds or outgoings from the Hedge Agreements, income taxes and other taxes and withholdings will be taken into account. However, interest, fees and repayments under the Facility will not be included, although the effect of those payments on taxes and withholdings will be included. At the discretion of the Technical Bank and for the account of the Borrower, capital and operating costs shall be verified by the Independent Engineering Consultant.

“Proved Reserves” means, at the time of an estimate, such quantities of Petroleum deriving from the Fields which by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under current economic conditions, operating methods, and government regulations. Establishment of current economic conditions should include relevant historical Petroleum prices and associated costs and may involve an averaging period that is consistent with the purpose of the reserves estimate, appropriate contract obligations, corporate procedures, and government regulations involved in reporting these reserves. In general, reserves are considered proved if the commercial productibility of the reservoir is supported by actual production or formation tests. In this context, the term “proved” refers to the actual quantities of Petroleum reserves and not just the productivity of the well or reservoir. In certain cases, Proved Reserves may be assigned on the basis of well logs and/or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests. The area of the reservoir considered as “proved” includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data. Reserves may be classified as “proved” in accordance with the principles approved by the board of directors of the Society of Petroleum Engineers, Inc. and the executive board of the World Petroleum Congress in March 1997, if facilities to process and transport those reserves to market are operational at the time of the estimate or there is a reasonable expectation that such facilities will be installed. Reserves which are to be produced through the application of established improved recovery methods are included in the proved classification when (1) successful testing by a pilot project or favorable response of an installed program in the same or an analogous reservoir with similar rock and fluid properties provides support for the analysis on which the project was based, and (2) it is reasonably certain that the project will proceed. Reserves to be recovered by improved recovery methods that have yet to be established through commercially successful applications are included in the proved classification only (1) after a favorable production response from the subject reservoir from either (a) a representative pilot or (b) an installed program where the response provides support for the analysis on which the project is based and (2) it is reasonably certain the project will proceed.

“Proved Developed Producing Reserves (PDP Reserves)” means the fraction of the Proved Reserves expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

“Purchaser” means Total and/or any other reputable oil trading company which has been agreed in writing by the Agent in advance (which agreement by the Agent shall not be unreasonably withheld or delayed by the Agent) or which is paying though letters of credit issued by banks that have been agreed in writing by the Agent in advance (which agreement by the Agent shall not be unreasonably withheld or delayed by the Agent).

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross up and indemnities).

“Ratio Calculation Date” means the date on which a ratio is calculated in accordance with Clause 20.3 (Ratio Calculation Dates).

“Reduction Date” means the 25th day of each calendar month provided that if any of those dates is not a Business Day then that Reduction Date shall be deemed to be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

“Reduction Instalment” means each instalment for the reduction of the Loans referred to in Clause 7.2 (Reduction of the Facility).

“Reference Banks” means the principal London offices of Natexis Banques Populaires, Barclays Bank plc and Chase Manhattan Bank or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Relevant Interbank Market” means the London interbank market.

“Reserves Tail Date” means the date on which the remaining Proved Reserves as shown in the latest Consultant Report are forecasted to fall below 25% of the total Proved Reserves as they appear in the First Consultant Report.

“Sale and Purchase Contracts” means each sale and purchase contract entered into between a Purchaser and the Borrower (or any of its Subsidiaries) for quantities equal in aggregate to 100% of the Fields production attributable to the Borrower (or any of its Subsidiaries), and all oil sale and purchase contracts to be entered into between the Borrower (or any of its Subsidiaries) and a Purchaser in addition to the existing sale and purchase contract or in replacement or supplement to each sale and purchase contract in the form agreed in writing in advance by the Agent.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for LIBOR and the relevant period displayed on page LIBOR01 of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means any security interest created pursuant to the Security Documents.

“Security Documents” means the Assignment Agreements, the Guarantee, the U.S. Guarantees, the Pledge over Account Agreement, the Share Pledge Agreements, and any other security granted by the Borrower or another Group company to the Finance Parties securing the obligations of the Obligors under the Finance Documents.

“Share Pledge Agreements” means the MOCE Share Pledge Agreement and the MOF Share Pledge Agreement.

“Subsidiary” means any company or corporation more than half the issued share capital and/or voting rights of which is beneficially owned, directly or indirectly by an Obligor or which is a subsidiary of another Subsidiary.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate of the Commitments, being USD 15,000,000 at the date of this Agreement.

“Transaction Documents” means the Operating Agreements and the Finance Documents.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Transfer Agreement) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USD” means US Dollars, the currency of the United States of America.

“U.S. Obligor” means an Obligor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“U.S. Guarantees” means the guarantee governed by the laws of the State of New York entered into at latest on the first Utilisation Date by each of TRC and MOCE in favor of the Finance Parties.

“Utilisation” means any utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

“VAT” means value added tax.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Agent”, the “Arranger”, the “Technical Bank”, any “Finance Party”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce or any other regulation to the same effect;

(d)	a “Finance Document”, an “Operating Agreement” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance

Document, Operating Agreement or Transaction Document or other agreement or instrument as amended or novated;

(e)	“gross negligence” means “faute lourde”;

(f)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(g)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(h)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce or any other regulation to the same effect;

(i)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(j)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(k)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(l)	“wilful misconduct” means “dol”;

(m)	a provision of law is a reference to that provision as amended or re-enacted; and

(n)	unless a contrary indication appears, a time of day is a reference to Paris time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a reserve base revolving loan facility for an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Obligors shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards (i) the financing of the acquisition and development of the New Fields, (ii) the financing of the development of the Existing Fields, (iii) general corporate purposes (including payment of fees and expenses incurred under this Agreement) and/or (iv) the development by the Group of hydrocarbon fields in Turkey.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement, however the Agent shall have the right to request from the Borrower evidence that the Loans are applied to the purposes mentioned in Clause 3.1 Purpose).

4.	CONDITIONS OF UTILISATION

4.1	Conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has notified the Borrower and the Lenders that each document referred to in 0 (Conditions precedent) has been received and that all of the Conditions Precedent listed in 0 (Conditions precedent) have been satisfied (in each case in form and content satisfactory to the Agent). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of each Utilisation Request, on each proposed Utilisation Date and on any Reduction Date:

4.2.1	no Default is continuing or would result from the proposed Loan;

4.2.2	the representations made by the Obligors in Clause 18 (Representations) are true in all material respects; and

4.2.3	all fees and commissions payable and due by the Borrower have been duly paid.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may draw a Loan by delivery to the Agent of a duly completed Utilisation Request not later than 3.00 p.m. (Paris time) three (3) Business Days prior to the proposed Utilisation Date. No Utilisation Request shall be sent in respect of the portion of a Loan which is automatically rolled over in accordance with Clause 7.1 (Repayment).

5.2	Utilisation conditions

5.2.1	The amount of any Utilisation requested shall not exceed the Available Amount.

5.2.2	The proposed Utilisation Date must be a Business Day within the Availability Period.

5.2.3	The amount of any Utilisation requested must be a minimum of USD 1,000,000 or, if less, the Available Amount.

5.2.4	Each Utilisation Request is irrevocable.

5.2.5	No more than four (4) Loans (before consolidation of Loans in accordance with Clause 10.3 (Consolidation of Loans) may be outstanding simultaneously at any time.

5.3	Lenders’ participation

5.3.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.3.2	The Lenders’ participation in each Loan will be made pro rata to their Commitment.

6.	BORROWING BASE

6.1	Consultant Report

6.1.1	The Borrower shall procure that thirty (30) Business Days before each Borrowing Base Determination Date (other than the first Utilisation Date), the Independent Engineering Consultant shall deliver to the Technical Bank a Consultant Report in connection with the assessments of the amount of (i) the Proved Reserves, (ii) the expected production of the Fields and (iii) the net revenues deriving from the Fields.

6.2	Borrowing Base Determination

6.2.1	The Borrowing Base shall be calculated by the Technical Bank upon reception of the Consultant Report within the timeframe provided in Clause 6.1 (Consultant Report).

6.2.2	The Technical Bank shall calculate the Borrowing Base, that shall be equal to the amount which is the lower of (i) NPV (9) from the relevant Borrowing Base Determination Date to the Final Maturity Date divided by 1.20 and (ii) NPV (9) from the relevant Borrowing Base Determination Date to the Reserve Tail Date divided by

1.3. In making such calculation, the Technical Bank shall apply (a) the data provided by the Independent Engineering Consultant in the Consultant Report in connection with the relevant Borrowing Base Determination Date and (b) the engineering and credit evaluation of the Borrower and of the Proved Reserves made by the Technical Bank applying the criteria and credit factors consistently and generally applied for determination of borrowing base applicable to borrowers conducting similar activities in the same geographical area as the Borrower under similar licences and sale and purchase contracts.

6.2.3	On each Borrowing Base Determination Date, the Borrowing Base shall be equal to the amount determined in Clause 6.2.2 and at any other date than the Borrowing Base Determination Date, the Borrowing Base shall be equal to the amount specified in the relevant Borrowing Base Reduction Schedule that shall be calculated by the Technical Bank by applying the principles set out above.

6.2.4	Each new Borrowing Base and new Borrowing Base Reduction Schedule shall be determined by the Technical Bank and approved by the Lenders as follows:

(a)	an increase of the Borrowing Base (and the determination of a new Borrowing Base Reduction Schedule accordingly) shall require the written consent of all the Lenders, for the avoidance of doubt the Borrowing Base shall never exceed the Maximum Facility Amount;

(b)	a decrease of the Borrowing Base (and the determination of a new Borrowing Base Reduction Schedule accordingly) or the continuation of the existing Borrowing Base (together with the relating Borrowing Base Reduction Schedule either modified or continued) shall require the written consent of the Majority Lenders, save that in the circumstances mentioned in sub-paragraph 6.2.6 below, such approval shall be obtained from the Determination Lender(s).

6.2.5	The Technical Bank shall communicate to the Lenders the Borrowing Base and Borrowing Base Reduction Schedule at least twenty-one (21) Business Days before each Borrowing Base Determination Date (provided that the Technical Bank has received the Consultant Report within the timeframe provided in Clause 6.1 (Consultant Report)). The Lenders shall deliver to the Technical Bank their approval or refusal to such Borrowing Base and Borrowing Base Reduction Schedule at least fifteen (15) Business Days before the relevant Borrowing Base Determination Date. The Lenders will be deemed to have given their consent to such Borrowing Base and Borrowing Base Reduction Schedule if they have not answered to the Technical Bank at least fifteen (15) Business Days before the relevant Borrowing Base Determination Date.

6.2.6	If (i) all the Lenders, as far as an increase of the Borrowing Base (and the determination of a new Borrowing Base Reduction Schedule accordingly) is concerned or (ii) the Majority Lenders, as far as a decrease of the Borrowing Base (and the determination of a new Borrowing Base Reduction Schedule accordingly) is concerned, cannot reach an agreement as to the re-determination of the Borrowing Base and the new Borrowing Base Reduction Schedule at least fifteen (15) Business Days before the relevant Borrowing Base Determination Date, all the Lenders shall meet in order to approve, at the latest ten (10) Business Days before the relevant Borrowing Base Determination Date, the new Borrowing Base and new Borrowing Base Reduction Schedule (provided that the Lenders shall decide in accordance with the majority or unanimity stipulated in paragraph 6.2.4 (a) and (b) above). Should the Lenders fail to reach an agreement at the latest ten (10) Business Days before the relevant Borrowing Base Determination Date, the Technical Bank shall appoint the Determination Lender(s) at the latest eight (8) Business Days before the relevant Borrowing Base Determination Date. The Determination Lender(s) shall deliver to the Technical Bank its (their) proposal as the applicable Borrowing Base and Borrowing Base Reduction Schedule, as calculated in accordance with paragraphs 6.2.1 and 6.2.2, at the latest five (5) Business Days before the relevant Borrowing Base Determination Date. The applicable Borrowing Base and Borrowing Base Reduction Schedule shall be determined conclusively as being the average Borrowing Base and Borrowing Base Reduction Schedule proposed by the three Determination Lender(s). Such Borrowing Base and Borrowing Base Reduction Schedule shall be binding on the Borrowers and the Finance Parties.

6.2.7	A new Borrowing Base and a new Borrowing Base Reduction Schedule shall enter into force on each Borrowing Base Determination Date. The new Borrowing Base and the new Borrowing Base Reduction Schedule shall be sent by the Agent to the Borrower and the Lenders at the latest three (3) Business Days prior to the relevant Borrowing Base Determination Date (save for the initial Borrowing Base and Borrowing Base Reduction Schedule that shall be notified in writing by the Technical Bank to the Borrower before the first Utilisation Date).

6.2.8	The Agent may at any time reasonably request that a new Borrowing Base be calculated and that a new Borrowing Base Reduction Schedule be established. The Agent will be deemed to be acting reasonably if:

(a)	the Borrower or TRC is in breach of any of their obligations under Clause 20 (Financial covenants), or

(b)	(1) there is (a) a material variation in production or in the amount of the Proved Reserves shown in the most recent Consultant Report or (b) a substantial adverse change in economic conditions applicable to independent producers operating oil fields in France and/or the Borrower’s interests in France, (2) such event is likely to affect the ability of the Borrower to meet its payment obligations under the Facility, and (3) it is required by the Majority Lenders to the Agent.

6.2.9	The Borrower may, no more frequently than once every six (6) months and without the consent of the Lenders, elect to adopt a Borrowing Base which is lower than the approved and applicable Borrowing Base. Such Borrowing Base shall enter into force after fifteen (15) Business Days of its notification by the Borrower to the Agent and the Technical Bank shall determine a new Borrowing Base Reduction Schedule accordingly.

6.2.10	After calculation of the Borrowing Base by the Technical Bank in accordance with the provision stated in sub-paragraph 6.2.1 to 6.2.9 above, the Parties acknowledge and agree that such determination by the Technical Bank shall be binding on all Parties and the amount determined as the “Borrowing Base” in accordance with the provisions set out above shall apply to the relevant Borrowing Base Determination Date.

6.3	Borrowing Base Deficiency

If on any Borrowing Base Determination Date, the amount standing to the credit of the Collection Account is not sufficient to repay to the Agent the amount of the Borrowing Base Deficiency, the Borrower shall have a sixty (60) days grace period to (a) repay to the Agent the amount necessary to ensure that the Outstanding Amount does not exceed the Maximum Amount or (b) validly create a cash collateral (gage-espèces) or other Encumbrance satisfactory to the Finance Parties, for an amount at least equal to the amount of Borrowing Base Deficiency. If, at the expiry of this sixty (60) days grace period after the Borrowing Base Deficiency has been established, the Outstanding Amount exceeds the Maximum Amount or no satisfactory cash collateral (gage-espèces) or other Encumbrance has been validly created in favour of the Finance Parties, the Lenders shall be entitled to exercise any of their rights under this Agreement, including, without limitation, to declare all amounts accrued or outstanding under the Finance Documents immediately due and payable in accordance with Clause 23.1(a) (Non-payment) and 23.19 (Acceleration).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

The Borrower shall repay each Loan on each Reduction Date. However the consolidated Loan (in accordance with Clause 10.3 (Consolidation of Loans)) will be deemed automatically rolled over (in the same amount or in an amount determined in accordance with Clause 7.2 (Reduction of the Facility), as the case may be) on each Reduction Date, until the Final Maturity Date.

7.2	Reduction of the Facility

7.2.1	On each Reduction Date, unless the Outstanding Amount is already equal to or less than the Maximum Amount (taking into account the reduction on that day of the Borrowing Base in accordance with the Borrowing Base Reduction Schedule), the Borrower shall ensure that sufficient Loans are repaid on that Reduction Date to the extent necessary so that the Outstanding Amount (after that repayment) is equal to or less than the reduced amount of the Maximum Amount (as calculated on that Reduction Date).

7.2.2	The Reduction Instalment shall be paid by the Borrower on each Reduction Date in accordance with the provisions of Clause 29.1 (Payments by the Borrower).

7.2.3	Any reduction of the Outstanding Amount shall reduce rateably the participation of each Lender in the Loans.

7.2.4	Each reduction of the Maximum Facility Amount in accordance with Schedule 3 (Maximum Facility Amount Amortization Schedule) shall reduce rateably the Commitments of the Lenders.

7.3	Compliance with financial ratios

In the event that, on any Reduction Date, the LLCR is inferior to 1.15 and/or the DSCR is inferior to 1.10 and/or the ALCR is inferior to 1.25, each as calculated on the latest Ratio Calculation Date, the Reduction Instalment to be paid by the Borrower on such Reduction Date shall be increased up to the amount as shall be necessary to ensure that the LLCR is at least equal to 1.15, the DSCR is at least equal to 1.10 and the ALCR is at least equal to 1.25 on that Reduction Date.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

8.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

8.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

8.1.3	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

8.2.1	If any person or group of persons acting in concert gains control of any Obligor:

(a)	the relevant Obligor shall promptly notify the Agent upon becoming aware of that event; and

(b)	if the Majority Lenders so require, the Agent shall, by not less than thirty (30) days notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

8.2.2	For the purpose of paragraph (a) above “control” has the meaning given in article L.233-3 of the French Code de commerce.

8.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than fifteen (15) Business Days’ prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000 and multiples of USD 1,000,000) of the Available Amount. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably under the Facility.

8.4	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than five (5) Business Days’ prior notice, prepay the whole or any part of a Loan (but if in part, being a minimum amount of USD 1,000,000 and multiples of USD 1,000,000).

8.5	Right of repayment and cancellation in relation to a single Lender

8.5.1	If:

(a)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document;

(b)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(c)	any Lender notifies the Agent of its Additional Cost Rate under Schedule 5 (Mandatory Cost Formulae),

the Borrower may, whilst (in the case of paragraphs (a) and (b) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (c) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

8.5.2	On receipt of a notice referred to in paragraph 8.5.1 above, the Commitment of that Lender shall immediately be reduced to zero.

8.5.3	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph 8.5.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

8.6	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for the Borrower to perform any of its obligations to any Lender under paragraph 13.2.3 or under an equivalent provision of any Finance Document,

8.6.1	the Borrower shall promptly notify the Agent upon becoming aware of that event;

8.6.2	upon the Agent notifying that Lender, its Commitment will be immediately cancelled; and

8.6.3	the Borrower shall repay that Lender’s participation in the Loans on the last day of each Interest Period which ends after the Borrower has given notice under paragraph 8.6.1 above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.7	Restrictions

8.7.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.7.2	Any prepayment under this Agreement shall be made to the Agent in accordance with the provisions of Clause 29.1 (Payments by the Borrower).

8.7.3	Any prepayment or cancellation under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.7.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Facility except at the times and in the manner expressly provided for in this Agreement.

8.7.5	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed up to the amount equal to Available Amount on such date, in accordance with the terms of this Agreement.

8.7.6	No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

8.7.7	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

Subject to the terms of this Agreement, the rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

9.1.1	Margin;

9.1.2	LIBOR; and

9.1.3	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Reduction Date in accordance with Clause 29.1 (Payments by the Borrower).

9.3	Default interest

9.3.1	If (i) the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

9.3.2	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

9.4	Notification of rates of interest

Two (2) Business Days before the beginning of each Interest Period, the Agent shall promptly notify the Lenders and the Borrower of the determination of the rate and amount of interest payable for the Interest Period. Each notification shall set out in reasonable detail the basis of computation of the amount of interest payable.

The determination by the Agent of any interest payable under this Clause 9 shall be conclusive and binding on the Borrower in the absence of manifest error.

9.5	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the French Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility

(and in particular the variable interest rate applicable to the Loans) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrower acknowledges that it has received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that that letter forms part of this Agreement.

10.	INTEREST PERIODS

10.1	Interest Periods

10.1.1	The duration of each Interest Period is one (1) Month. The duration of an Interest Period shall be shortened (i) in order to ensure that the last day of each Interest Period corresponds to a Reduction Date or (ii) for the purpose of consolidation of Loans as provided in Clause 10.3 (Consolidation of Loans), in which case the applicable rate of interest on such Loan for that Interest Period shall be the percentage rate per annum which is the aggregate of the applicable (i) Margin, (ii) the market rate (taux de marché) as determined by the Agent and (iii) Mandatory Cost, if any.

10.1.2	A Loan has one Interest Period only and each Loan will be deemed automatically rolled over on each Reduction Date up to an amount equal to (a) the Outstanding Amount on such Reduction Date minus (b) the aggregate of the Reduction Instalment and any amount to be repaid in accordance with Clause 8 (Prepayment and Cancellation).

10.1.3	No Interest Period for any Loan shall extend beyond the Final Maturity Date. If an Interest Period would otherwise extend beyond the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation of Loans

If two or more Loans are outstanding at the same time, those Loans will be consolidated into, and treated as, a single Loan on the next Reduction Date.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.30 a.m. (London time) two (2) Business Days prior to the proposed Utilisation Date, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

11.2.1	If a Market Disruption Event occurs in relation to a Loan, the Agent shall promptly notify the Borrower and the Lenders of that event and the rate of interest on each Lender’s share of that Loan shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Loan, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

11.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon two (2) Business Days prior to the proposed Utilisation Date the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR; or

(b)	before close of business in Paris two (2) Business Days prior to the proposed Utilisation Date, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty-five (35) per cent. (35%) of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

11.3	Alternative basis of interest or funding

11.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than forty five (45) days) with a view to agreeing a substitute basis for determining the rate of interest.

11.3.2	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

11.4.1	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the calculation of the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

12.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of 50% of the Margin then applicable on the Available Amount.

12.1.2	The accrued commitment fee is payable monthly in arrears on each Reduction Date.

12.2	Fee Letter

The Borrower shall pay to the Arranger, the Agent and the Technical Bank the fees agreed in the Fee Letter in the amount and at the times stipulated in the Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

13.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:

(a)	has its Facility Office in France; or

(b)	fulfils the conditions imposed by French Law taking into account, as the case may be, any double taxation agreement (subject to the completion of any necessary procedural formalities), in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which is entitled to a payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

13.1.2	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2	Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the relevant Obligor.

13.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4	That Obligor is not required to make an increased payment to a Lender under paragraph 13.2.3 above for a Tax Deduction in respect of tax imposed by France from a payment of interest on a Loan, if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(b)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 13.2.7 below.

13.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.6	Within thirty (30) Business Days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2.7	A Treaty Lender and the Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

13.3.1	Each Obligor shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (on the basis of justification to be communicated to the Borrower at his reasonable request) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2	Paragraph 13.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 13.2.4 applied.

13.3.3	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the relevant Obligor.

13.3.4	A Protected Party shall, on receiving a payment from the relevant Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

13.4.1	a Tax Credit is attributable to that Tax Payment; and

13.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by that Obligor.

13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

13.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

13.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

14.1.1	Subject to Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement or (ii) compliance with any law or regulation made after the date of this Agreement.

14.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

14.2.1	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

14.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

14.3.1	attributable to a Tax Deduction required by law to be made by an Obligor;

14.3.2	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

14.3.3	compensated for by the payment of the Mandatory Cost; or

14.3.4	attributable to the wilful breach or gross negligence (faute grave) by the relevant Finance Party or its Affiliates of any law or regulation.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

15.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the relevant Obligor shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	The Obligors waive any right they may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

15.2.1	the occurrence of any Event of Default;

15.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

15.2.3	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

15.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Facility not being cancelled in accordance with a notice of cancellation given by the Borrower.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

15.3.1	investigating any event which it reasonably believes is a Default; or

15.3.2	acting or relying on any notice, request or instruction given by an Obligor or a Finance Party which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

16.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross up and indemnities) Clause 14 (Increased costs) or Schedule 5 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office in a manner which would avoid or minimize the circumstances in question and on terms acceptable to the Agent and the Lenders.

16.1.2	Paragraph 16.1.1 above does not in any way limit the obligations of the Obligors under the Finance Documents.

16.2	Limitation of liability

16.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall, within five (5) Business Days of demand, pay the Agent, the Technical Bank and the Arranger the amount of all costs and expenses (including legal and technical fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and management of:

17.1.1	the Facility, the Finance Documents and any other documents referred to in this Agreement; and

17.1.2	any other Finance Documents executed after the date of this Agreement.

To the extent that such fees become payable on or before the first Utilisation Date, the amount of such fees shall be set-off against the amount of the first Utilisation. Fees incurred after the date of the first Utilisation shall be paid by the Borrower to the Agent at the Agent’s request.

The Borrower shall pay the initial fees relating to the preparation and negotiation of the Facility and the Finance Documents and the initial expertise fees charged by CEP in connection with the due diligence of the Fields within the limits set forth in the term sheet attached to the mandate letter dated 10 September 2004.

17.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five (5) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Borrowing Base re-determination costs

All costs incurred in connection with the re-determination of the Borrowing Base and due to the Independent Engineering Consultant shall be borne by the Borrower and shall be repaid by the Borrower to the Agent, within five (5) Business Days of demand.

To the extent that the Borrowing Base is increased after such fees have been incurred, the amount of such fees shall be set-off against the amount of the new Utilisation. Should this not be the case, the fees shall be paid by the Borrower to the Agent, within five (5) Business Days of demand.

17.4	Enforcement costs

The Borrower shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement. Such representations and warranties will be deemed to be repeated on the date of each Utilisation Request and on the first day of each Interest Period, save as otherwise notified by the Borrower to the Agent, it being understood that such notification shall in no way affect the rights of the Lenders under Clause 23 (Events of Default).

18.1	Status

18.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2	It and each of its Subsidiaries has the corporate power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document are legal, valid, binding and enforceable obligations, except to the extent limited by debtors’ relief laws and general principles of equity.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

18.3.1	any law or regulation applicable to it;

18.3.2	its and each of its Subsidiaries’ constitutional documents; or

18.3.3	any material agreement or instrument binding upon it or any of its Subsidiaries or any of its Subsidiaries’ assets.

18.4	Power and authority

It has the corporate power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

18.5	Group

TRC holds, directly or indirectly, 100% of the shares of MOCE, MOCE holds, directly or indirectly, 99.93% of the shares of MOF, MOF holds, directly or indirectly,99.99% of the shares of the Borrower and MOCE holds, directly or indirectly 0,01% of the shares of the Borrower.

18.6	Validity and admissibility in evidence

All Authorisations required or desirable:

18.6.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

18.6.2	to make the Transaction Documents to which it is a party admissible as evidence in each relevant jurisdiction; and

18.6.3	which are required to enable it to carry on its business as it is being carried, except to the extent such failure to make, pay or obtain the same could not reasonably be expected to have a Material Adverse Effect.

have been obtained or effected and are in full force and effect.

18.7	Governing law and enforcement

18.7.1	The choice of French law as the governing law of the Finance Documents (other than the U.S. Guarantees) and the choice of New York law to governed the U.S. Guarantee will be recognised and enforced in France and in the jurisdiction of incorporation of the Obligor, if different.

18.7.2	Any judgment obtained in the jurisdiction of the governing law of any Finance Document in relation to that Finance Document will be recognised and enforced in France and in the jurisdiction of incorporation of the Obligor, if different.

18.8	Operating Agreements

The Borrower represents and warrants that the Operating Agreements are valid and effective and have not been terminated or amended and the monies expressed to be payable thereunder are payable in full. No written or oral agreements exist between any persons which derogates to the obligations of any party under the relevant Operating Agreement and there are no circumstances which would entitle any such party to terminate an Operating Agreement by reason of any failure to perform by the other party of its obligations under that Operating Agreement save in the event of material breach (inexécution fautive)

18.9	Licence

The Borrower represents and warrants that the Licence listed in Schedule 7 (Mining Titles) are validly held by the Borrower (or any of its Subsidiaries).

18.10	Good Title to Assets and Authorisations

18.10.1	The Borrower represents and warrants that it (or any of its Subsidiaries) has valid, title, beneficial interest, Lease, Licence, Mining Works Permit or other right permitting the exploration for or production of oil and permitting it to operate and manage the Fields in the manner in which the Fields are currently explored, operated and managed and all the terms of any title, beneficial interest, Lease, License or Mining Works Permit or other rights have been complied with.

18.10.2	The Borrower represents and warrants that its titles or rights (or the titles or rights any of its Subsidiaries) to operate the Fields are free of any Encumbrance other than the security arising under the Security Document.

18.10.3	The Borrower represents and warrants that it (or any of its Subsidiaries) has valid, title, beneficial interest, Lease, Licence, Mining Works Permit or other right, free of any Encumbrances (other than the Security and those arising from law), to all or any of the equipment currently used for the exploration of the Fields.

18.11	Sale and Purchase Contracts

The Borrower represents and warrants that it (or any of its Subsidiaries) is the owner of the oil at the time it is delivered to the Purchasers under the Sale and Purchase Contracts, will be acting as a principal under the Sale and Purchase Contracts and not as an agent or commission agent or otherwise, and is the sole, lawful and beneficial owner of the rights under the Sale and Purchase Contracts free from any Encumbrance. The Sale and Purchase Contracts are in full force and effect and there are no contracts, agreements or other arrangements in existence between the Borrower (or any of its Subsidiaries) and the Purchasers which amend or relate to the Sale and Purchase Contracts. The Purchasers will be notified at the time of execution of the Master Receivables Assignment Agreement that they are irrevocably instructed to pay all amounts due under the Sale and Purchase Contracts exclusively to the Collection Account.

18.12	No default

18.12.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

18.12.2	To the best of each Obligor’s knowledge, no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries) assets are subject which might have a Material Adverse Effect.

18.13	No misleading information

18.13.1	To the best of each Obligor’s knowledge, any factual information provided by the Obligors to the Arranger, the Technical Bank or the Agent was true and accurate in all material respects as at the date it was provided or as at the date at which it is stated.

18.13.2	To the best of each Obligor’s knowledge, nothing has occurred or been omitted from the information provided to the Arranger, the Technical Bank or the Agent and no information has been given or withheld that results in the information provided to the

Arranger, the Technical Bank or the Agent being untrue or misleading in any material respect.

18.14	Financial statements

18.14.1	The Borrower’s and TRC’s Original Financial Statements were prepared in accordance with GAAP consistently applied.

18.14.2	The Borrower’s and TRC’s Original Financial Statements fairly represent the Borrower’s or the Group’s, as the case may be, financial condition and operations during the relevant financial year and the quarterly management information delivered in accordance with Clause 19.3 (Management information) fairly represents the financial condition of the Borrower and operations during the relevant financial year.

18.15	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.16	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings before any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or (to the best of its knowledge and belief) been threatened against any Obligor or any of its Subsidiaries.

18.17	Strategic Stockpiling

The Borrower represents and warrants that it (or any of its Subsidiaries) is not subject to article 2 of the Law n° 92-1443 dated 31 December 1992 on strategic stockpiling.

18.18	Compliance with laws

Each member of the Group, so far as it is aware, has performed and observed all laws and regulations applicable to it, non compliance of which could reasonably be expected to have a Material Adverse Effect.

18.19	Environment and Mining Law

Each member of the Group has at all times complied with all applicable Environmental Law and Mining Law, non-compliance with which could reasonably be expected to have a Material Adverse Effect and every consent, authorisation, licence or approval required under or pursuant to any Environmental Law and Mining Law by each member of the Group in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets the absence or lack of which could reasonably be expected to have a Material Adverse Effect, has been obtained and is in full force and effect. There has been no default in the observance of the conditions and restrictions imposed in connection with any of the same which default could reasonably be expected to have a Material Adverse Effect, and to the knowledge of each member of the Group, no circumstances have arisen which would entitle any person to revoke, suspend, amend, vary, withdraw or refuse to amend any of the same.

18.20	Taxation

To the best of its knowledge, each Obligor’s has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that payment is being contested in good faith).

18.21	Encumbrances

Save for Permitted Encumbrances, no Encumbrance exists over any of the assets or rights located in France of any member of the Group.

18.22	Security

Each Security Document creates the Security which is expressed to be created by that Security Document, evidences the Security it is expressed to evidence and is binding and enforceable against it and any third party.

18.23	Solvency and insolvency proceedings

Neither the Obligors nor any of their Subsidiaries is unable or has admitted inability to pay its debts as they fall due or has suspended making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

Neither the Obligors nor any of their Subsidiaries is insolvent in accordance with applicable insolvency laws.

No moratorium has been declared in respect of any of the indebtedness of an Obligor or any of its Subsidiaries.

None of the insolvency proceedings listed in Clause 23.7 (Insolvency proceedings) affecting the Obligors or any of their Subsidiaries has occurred.

18.24	Material Adverse Effect

Since 31 December 2003, no event or series of events that has or could be expected to have a Material Adverse Effect has occurred.

18.25	ERISA

18.25.1	Each Employee Plan is in compliance in form and operation in all material respects with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

18.25.2	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination.

18.25.3	There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not reasonably be expected to have a Material Adverse Effect.

18.25.4	Neither a U.S. Obligor nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and if a U.S. Obligor and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date hereof, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

18.25.5	There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) which would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

18.25.6	Each U.S. Obligor and each ERISA Affiliate have made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby and by the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan, save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

18.25.7	Neither a U.S. Obligor nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions.

18.25.8	Neither a U.S. Obligor nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to the PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

18.26	Federal Reserve Regulations

18.26.1	No U.S. Obligor is engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

18.26.2	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin

Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

18.27	Investment Companies

No U.S. Obligor is an “investment company” or an “affiliated person” of an “investment company” as such terms are defined in the Investment Company Act of 1940 of the United States (the “1940 Act”) or otherwise subject to regulation under the 1940 Act or subject to regulation under the Public Utility Holding Company Act of 1935 of the United States, the Federal Power Act of 1935 of the United States or the 1940 Act or any United States federal or state statute or regulation restricting or limiting its ability to incur indebtedness.

18.28	Anti-Terrorism Laws

18.28.1	Neither the U.S. Obligors nor, to the knowledge of the U.S. Obligors, any of their Affiliates, are in violation of any applicable laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

18.28.2	Neither the U.S. Obligors nor, to the knowledge of the U.S. Obligors, any of their Affiliates, or their respective brokers or other agents acting or benefiting in any capacity in connection with the Facility, are any of the following:

(a)	a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(b)	a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)	a person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism law;

(d)	a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)	a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list;

(any such person or entity, a “Prohibited Person or Entity”).

18.28.3	Neither the U.S. Obligors nor, to the knowledge of the U.S. Obligors, any of their agents acting in any capacity in connection with the Facility and the Finance Documents (i) conduct any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (b) above, (ii) deal in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

19.1.1	TRC shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within one hundred eighty (180) days after the end of each financial year the reference document established by TRC in accordance with securities regulations applicable to it, or its audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within forty-five (45) days after the end of each financial quarter its non audited consolidated financial statements for that financial quarter.

19.1.2	The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available:

(a)	as soon as the same become available, but in any event within one hundred eighty (180) days after the end of each financial year the reference document established by the Borrower in accordance with securities regulations applicable to it, or its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within ninety (90) days after the end of each financial semester its non audited consolidated financial statements for that financial semester.

19.2	Requirements as to financial statements

19.2.1	Each set of financial statements delivered by an Obligor pursuant to Clause 19.1 (Financial statements) shall be certified by the Chief Executive Officer or the Chief Financial Officer (each having power to represent and bind the relevant Obligor) of that Obligor as fairly representing its financial condition as at the date on which those financial statements were drawn up.

19.2.2	Each Obligor shall procure that each set of financial statements of that Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.3	Management information

The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within ten (10) days after the end of each Month:

19.3.1	its Activity Report;

19.3.2	production summaries of the Fields (containing details of the quantity of crude oil sold under the Sale and Purchase Contracts in the relevant Month);

19.3.3	drilling and construction summaries relating to the Fields;

19.3.4	unaudited management accounts of the members of the Group having rights in the Fields; and

19.3.5	any agreement or document relating to all hydrocarbon sales, including shipping charges, bills of lading, other transport and delivery documents and invoices in respect of the relevant quarter relating to members of the Group having rights in the Fields when relevant;

all the above to be in form and substance reasonably satisfactory to the Agent.

19.4	Capital expenditure, operating expenses and partners’ budget

The Borrower shall promptly supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests) (a) all material agreements executed after the date of this Agreement constituting capital expenditure (with the corresponding “authorisations for expenditures” signed by the Borrower and its partners, if any, in the association) or operating expenses of the Group for works representing an amount exceeding USD 150,000 and (b) the annual budget approved by the partners of the Borrower under the Joint Operating Agreements and any revision made to such annual budget.

19.5	Mining Documents

The Borrower shall promptly supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests) a copy of (a) all material documents relating to the Fields, the Licences or the Mining Works Permits, addressed by the Borrower (or any of its Subsidiaries) or any related company to any public authority or person acting in the name of such authority or addressed to any person involved in any respect in the operation of the Fields, notably joint holders of Licences and (b) all material documents relating to the Fields, the Licences or the Mining Works Permits addressed to the Borrower (or any of its Subsidiaries) or any related company by any public authority or person acting in the name of such authority, or by any person involved in any respect in the operation of the Fields, notably joint holders of Licences.

19.6	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

19.6.1	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

19.6.2	promptly, such further information regarding the financial condition, business, assets (especially in relation to the assets pledged or assigned under the Security Documents) and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.7	Notification of default

19.7.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.7.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by a legal representative having power to represent and bind the Borrower certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7.3	The Borrower shall notify the Agent of any actual or, to its knowledge, threatened material breach of, or material default under, any of the Operating Agreements by any party thereto or the intention of any party to an Operating Agreement to terminate or repudiate in all or in part the Operating Agreement.

19.8	New Fields

Upon obtaining any rights in a New Field, each Obligor shall promptly inform the Agent an deliver to it any information relating to the New Fields reasonably requested by the Agent.

19.9	ERISA-Related Information

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

19.9.1	promptly and in any event within fifteen (15) days after the U.S. Obligor or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of an Employee Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B); and

19.9.2	promptly and in any event within fifteen (15) days after the U.S. Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, a written statement describing such ERISA Event and the action, if any, which such U.S. Obligor or Affiliate proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event.

20.	FINANCIAL COVENANTS

20.1	TRC shall ensure that the following financial ratios are complied with on each Ratio Calculation Date:

20.1.1	the Interest Costs Ratio shall not fall below 4; and

20.1.2	the Indebtedness Ratio shall not fall below 1;

20.2	The Borrower shall ensure that the following financial ratios are complied with on each Ratio Calculation Date:

20.2.1 the ALCR shall not fall below 1.25;

20.2.2 the LLCR shall be at least equal to 1.15; and

20.2.3 the DSCR shall be at least equal to 1.10.

20.3	Ratio Calculation Dates

20.3.1	The Interest Costs Ratio and the Indebtedness Ratio shall be calculated every six Months by the Agent on the basis of the audited consolidated annual and quarterly financial statements of the Group within five (5) Business Days of the delivery of such financial statements in accordance with Clause 19.1 (a) and (b) (such date being a Ratio Calculation Date).

20.3.2	The ALCR, LLCR and DSCR shall be determined on each 31 March and 30 September (or the next following Business Day of such day is not a Business Day) (each such date being a Ratio Calculation Date). Such ratios shall be sent by the Agent to the Lenders for approval by the Majority Lenders fifteen (15) Business Days before such Ratio Calculation Date. If Lenders representing more than the Majority Lenders notify in writing their disagreement with the ratios calculated by the Agent (such notification to be received by the Agent at least ten (10) Business Days before the relevant Ratio Calculation Determination Date), all the Lenders shall meet in order to approve (on the basis of the decision of the Majority Lenders), at the latest five (5) Business Days before the relevant Ratio Calculation Date, the ALCR, LLCR and DSCR. Should the Lenders fail to reach an agreement at the latest five (5) Business

Days before the relevant Ratio Calculation Date, the Technical Bank, after consultation with the Borrower, shall appoint the two other Determination Lenders at the latest three (3) Business Days before the relevant Ratio Calculation Date. The ALCR, LLCR and DSCR shall be conclusively determined by the Determination Lenders as being the average of the ratios proposed by the three Determination Lenders. Such ALCR, LLCR and DSCR shall be binding on the Borrowers and the Finance Parties.

20.3.3	The ALCR, LLCR and DSCR may be recalculated on any other date at the request of the Agent if this request (a) is based on a material variation in production or in the amount of the Proved Reserves shown in the most recent Consultant Report, a substantial adverse change in economic conditions applicable to independent producers operating oil fields in France and/or the Borrower’s (or its Subsidiaries’) interests in France, (b) such event is likely to affect the ability of the Borrower to meet its payment obligations under the Facility, and (c) it is required by a Lender to the Agent.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

21.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.1.2	supply certified copies to the Agent of,

(a)	any Authorisation required to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document; and

(b)	any Authorisation, licence or other right required to enable it to carry out its business, trade and ordinary activities, if failure to obtain, comply with and do all that is necessary to maintain in full force and effect could reasonably be expected to have a Material Adverse Effect.

21.2	Compliance with laws

Each Obligor shall comply (and shall makes its best effort so that each member of the Group complies) with all regulations and laws to which it is subject, if failure to do so could reasonably be expected to have a Material Adverse Effect.

21.3	Environment and Mining Law

Each Obligor shall comply (and shall make its best effort so that each member of the Group complies) with all applicable Environmental Laws and Mining Laws, non-compliance, with which could reasonably be expected to have a Material Adverse Effect, and every consent, authorisation, licence or approval required under or pursuant to any Environmental Law and Mining Law by each member of the Group in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets, the absence or lack of which could reasonably be expected to have a Material Adverse Effect, shall be obtained and maintained in full force and effect.

21.4	Payment of Taxes

Each Obligor shall pay and discharge all Taxes and governmental charges payable by or assessed upon it prior to the date on which the same become overdue unless, and only to the extent that, such Taxes and charges are contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and adequate provisions are constituted with respect to any such Taxes or charges in accordance with GAAP.

21.5	Financial Indebtedness and guarantees

21.5.1	The Borrower and MOF shall not incur any new Financial Indebtedness after the date of this Agreement other than Permitted Financial Indebtedness or save if such new Financial Indebtedness is fully subordinated to the Facility and if its main terms have been fully disclosed to the Agent no later than ten (10) Business Days before the date on which it is incurred.

21.5.2	TRC shall not incur any new Financial Indebtedness after the date of this Agreement other than Permitted Financial Indebtedness or save if its main terms have been fully disclosed to the Agent no later than ten (10) Business Days before the date on which it is incurred and if TRC complies with its obligations under paragraph 20.1.

21.5.3	The Borrower and MOF shall not grant, without the prior consent of the Agent, any guarantee or indemnity (caution, aval ou garanties), except (i) guarantees for the obligations of its Subsidiaries to the extent such guarantees are granted in connection with the core business of such Subsidiary, and (ii) guarantees granted in connection with their core business for a maximum aggregate amount of USD 500,000.

21.6	Loans and dividends

21.6.1	The Borrower shall not extend any loans other than loans authorised as Permitted Financial Indebtedness provided they are made within the interest of the Borrower.

21.6.2	MOF shall not extend any loans, save for loans to the Borrower provided that such loans shall be fully subordinated to the Facility and that their main terms shall be fully disclosed to the Agent no later than five (5) Business Days before the date on which they are incurred.

21.6.3	TRC shall not extend any loans save if the main terms of such loans have been fully disclosed to the Agent no later than ten (10) Business Days before the date on which they are incurred.

21.6.4	TRC shall not distribute preferred stock dividends to its shareholders for an amount in aggregate in excess of USD 720,000 for the year 2004 and USD 360,000 for the years thereafter, without prior consent of the Agent.

21.6.5	TRC shall not distribute common stock dividends to its shareholders for an amount in excess of an amount in aggregate equal to 25% of its Net Profits less the amounts referred to in paragraph 21.6.4 above.

21.7	Negative pledge

21.7.1	MOF and the Borrower shall not (and shall ensure that none of their Subsidiaries) create or permit to subsist any Encumbrance in respect of Financial Indebtedness.

21.7.2	The Borrower shall not (and shall ensure that none of its Subsidiaries will) create or permit to subsist any Encumbrance over any rights arising of the Operating Agreements.

21.7.3	The Borrower shall not (and shall ensure that no other member of the Group will):

(a)	sell, transfer or otherwise dispose of any of its rights arising of the Operating Agreements on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables relating to any rights arising of the Operating Agreements on recourse terms;

(c)	enter into any other preferential arrangement having a similar effect;

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.7.4	Paragraphs 21.7.1, 21.7.2 and 21.7.3 above do not apply to:

(a)	any lien arising by operation of law and in the ordinary course of trading in respect of any obligation which is less than thirty (30) days overdue or which is being contested in good faith and by appropriate means;

(b)	any right of set-off arising by operation of law;

(c)	any Encumbrance arising out of retention of title provisions in a supplier’s standard conditions of supply in respect of goods acquired by a member of the Group in the ordinary course of trading;

(d)	any Security entered into pursuant to any Finance Document;

(e)	any Encumbrance over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Encumbrance is removed or discharged within 2 months of the date of acquisition of such asset;

(f)	any Encumbrance over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Encumbrance was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Encumbrance is removed or discharged within 2 months of that company becoming a member of the Group;

(g)	any Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Encumbrance given by any member of the Group other than any permitted under paragraph (a) above (f)) does not exceed USD 500,000.

21.8	Disposals

The Borrower shall not (and shall ensure that none of its Subsidiaries will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of:

21.8.1	any asset relating to the development, exploitation or management of the Fields or any hydrocarbon producing asset relating to the Fields each having a value exceeding USD 100,000, without the prior written consent of the Agent;

21.8.2	any other interest or asset, if such event could reasonably be expected to have a Material Adverse Effect, without prior written information made to the Agent.

21.9	Merger

No Obligor shall enter into any amalgamation, merger or corporate reconstruction with entities other than members of the Group without the prior written agreement of the Agent.

21.10	Change of business

Each Obligor shall make its best effort to procure that no substantial change is made to the general nature of the business of each Obligor or the Group from that carried on as at the date of this Agreement that could reasonably be expected to have a Material Adverse Effect and the operation of hydrocarbon fields remains the core activity of the Borrower and the other members of the Group.

21.11	Insurance

21.11.1	The Borrower (and its Subsidiaries) shall maintain insurances on and in relation to its business, assets, production in the Fields with reputable underwriters or insurance companies against those risks, for the amounts and to the extent as is usual for companies carrying on substantially the same business or owning the same assets as the Borrower, and especially the Insurance Policy.

21.11.2	The Borrower (and its Subsidiaries) shall ensure that the Insurance Proceeds under the Insurance Policy remain assigned to the Finance Parties and that the insurance companies or brokers have been notified the irrevocable instruction to pay all Insurance Proceeds into the Collection Account.

21.12	Change in constitutive documents and corporate status

No Obligor shall change its corporate status from that existing at the date of this Agreement and shall not amend its constitutive documents nor substantial terms if such change or amendment could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Agent.

21.13	Consultant Report

The Borrower shall ensure that, save for the first Consultant Report, a Consultant Report is delivered to the Technical Bank thirty (30) Business Days before each Borrowing Base Determination Date or more frequently if the Agent so requires.

21.14	Access

Each Obligor shall permit the Agent, the Technical Bank and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Agent and/or the Technical Bank) authorised by the Agent and the Technical Bank to have, at all reasonable times during normal business hours and on reasonable notice, access to the property, premises and accounting books and records of any member of the Group and to the officers of any member of the Group, provided such is necessary in order to ensure the proper execution of this Agreement or is considered necessary by the Agent acting reasonably.

21.15	No Amendments to Sale and Purchase Contracts

The Borrower (and its Subsidiaries) shall not, without the prior consent of the Agent, permit or suffer to occur any alteration or waiver of, amendment to or departure from the terms of any Sale and Purchase Contracts or avoid, release, rescind, terminate or otherwise cancel in whole or in part (or agree to any of the foregoing or acquiesce in any of the foregoing) any Sale and Purchase Contract provided that the Borrower (and its Subsidiaries) shall be permitted to agree to minor alterations to the terms of any Sale and Purchase Contracts if the same is required for operational purposes and does not adversely affect any right of the Finance Parties thereunder.

21.16	No modification to Operating Agreements

21.16.1	The Borrower (and its Subsidiaries) shall not without the prior written consent of the Agent initiate or consent to a modification or termination of any of the Operating Agreements (other than the Sale and Purchase Contracts), and shall ensure that no Operating Agreement (other than the Sale and Purchase Contracts) will be amended or terminated without the prior consent of the Agent, not to be unreasonably withheld.

21.16.2	The Borrower (and its Subsidiaries) shall not initiate or consent to a modification of the structure of ownership of the Licences, Leases, as the case may be, and Mining Works Permit and other interests relating to the Fields, without the prior consent of the Agent, not to be unreasonably withheld.

21.17	Compliance with Operating Agreements

The Borrower (and its Subsidiaries) will duly observe and perform all the covenants, obligations and conditions which are required to be observed and performed by it under the Operating Agreements to which it is party.

21.18	Sale and Purchase Contracts

21.18.1	The Borrower (and its Subsidiaries) shall ensure that the Sale and Purchase Contracts providing for the sale of 100% of the Fields production attributable to the Borrower (and its Subsidiaries) are in force at all times during the term of the Facility (such contract to be for a duration equal to the term of the Facility and subject to a prior notice of termination of at least ninety (90) days) and provide for payments in EUR or in USD to the Collection Account.

21.18.2	Promptly upon, and in any event within two (2) Business Days of receipt by the Borrower (or its Subsidiaries) thereof, the Borrower (or its Subsidiaries) shall provide the Agent with copies of all documents and communications given by any Purchaser to the Borrower (or its Subsidiaries) in respect of any Sale and Purchase Contracts which might reasonably be considered by the Agent to be material to the assessment of the risk of non-performance by the Borrower (or its Subsidiaries) and a Purchaser of any of their respective obligations under the Sale and Purchase Contracts (or any of them) and any court proceedings or arbitral tribunal constituted under or in relation to the Sale and Purchase Contracts (or any of them) (as well as the proceedings of such tribunal).

21.18.3	Promptly, and in all cases not less than two (2) Business Days after becoming aware thereof, the Borrower (and its Subsidiaries) shall inform the Agent of any material default or delay of performance by a Purchaser under the Sale and Purchase Contracts and deliver to the Agent a copy of any notices or advice issued by any such party with respect to any circumstance which could have the effect of delaying the delivery of or payment for hydrocarbons.

21.18.4	The Borrower (and its Subsidiaries) shall at all times comply with all and any of its obligations under each of the Sale and Purchase Contracts.

21.18.5	Promptly upon the execution by Borrower (or its Subsidiaries) of a new Sale and Purchase Contract or of a renewal thereof, the Borrower shall provide the Agent with a certified copy of such Sale and Purchase Contract and shall promptly carry out all perfection formalities to ensure that the rights of the Borrower (or of its Subsidiaries) under such Sale and Purchase Contract are assigned to the Lender and that the relevant Purchaser is instructed to pay all sums due under such Sale and Purchase Contract to be Collection Account.

21.19	Payments under Sale and Purchase Contracts

The Borrower (and its Subsidiaries) shall ensure that (i) all invoices, statements and other payment instructions delivered by the Borrower (or its Subsidiaries) under the Sale and Purchase Contracts shall contain a provision directing that all payments shall and may only be made by direct deposit and transfer into the Collection Account and (ii) all the rights of by the Borrower (or its Subsidiaries) to receive payments under any of the Sale and Purchase Contracts remain assigned to the Agent (acting on behalf of the Lenders).

21.20	Joint Venture Partners

No Obligor shall make any financial commitments to joint venture partners without the prior consent of the Agent, if such commitments, if not met, would be likely to affect the rights of the Borrower (or its Subsidiaries) on the Fields.

21.21	Nomination of the operator of the Joint Operating Agreements

In the event that an Event of Default has occurred and is continuing and the Agent (acting reasonably) considers that such Default derives from the operatorship of the Fields, the Borrower (or its Subsidiaries) undertakes to appoint without delay, at the request of the Agent and subject to the relevant administrative authorisations and to approval of the other members as provided for in the relevant Joint Operating Agreement, a deputy operator agreed in writing by the Lenders in order to perform the Joint Operating Agreements relating to the Fields in lieu of the Borrower (or its Subsidiaries).

21.22	Hedge Agreements

21.22.1	The Borrower (and its Subsidiaries) shall, immediately upon entering into any Hedge Agreement, notify the Agent of the same and provide a copy of such Hedge Agreement to the Agent.

21.22.2	The Borrower (and its Subsidiaries) shall (and undertakes to procure that the other members of the Group shall):

(a)	not enter into any Hedge Agreement other than (i) those related to Petroleum which are entered into in the course of its normal treasury management, (ii) those related to interest rate or currency exposure which are entered into in the course of its normal treasury management and (iii) those that are in terms satisfactory to the Agent acting reasonably;

(b)	not enter into any Hedge Agreement unless the counterparty to such agreement is a Hedge Provider;

(c)	not enter into any Hedge Agreement providing for hedge or swap of Petroleum the aggregate amount of which exceeds 90% of the Borrower (and its Subsidiaries) estimated monthly production of crude oil from the PDP Reserves as from the date of any such Hedge Agreement until the maturity of such Hedge Agreement;

(d)	not enter into any Hedge Agreement which provides for a right for the Hedge Provider to set-off or net-off amounts due to or from such Hedge Provider under such agreement against amounts due to or from it under any other agreement;

(e)	not enter into any Hedge Agreement which entitles the counterparty thereto to terminate or close out such agreement upon any relevant financial indebtedness (other than financial indebtedness under such Hedge Agreement itself) becoming capable of being terminated or being called due and payable prior to its original maturity date (as distinct from actually being so terminated or called due and payable); and

(f)	if at any time the yearly average forward curve for Brent future (as determined by the London International Petroleum Exchange (“IPE”) falls below (i) 28 USD per barrel for the year 2005, (ii) 26 USD per barrel for the year 2006 and (iii) 25 USD per barrel for the years thereafter, the Borrower shall promptly enter into and maintain at any time thereafter Hedge Agreements (complying with requirements provided in paragraphs (b) to (e) above) in relation to Petroleum covering in aggregate at least 60% of the Borrower (and its Subsidiaries) estimated monthly production of crude oil from the PDP Reserves during the next 12 months as determined by the Technical Bank on each Borrowing Base Determination Date. Such Hedge Agreements will maintain the Borrowing Base and shall be in terms reasonably satisfactory to the Agent.

21.23	Collection Account

The Borrower undertakes to operate the Collection Account in accordance with the provisions of this Agreement and the Pledge over Account Agreement.

21.24	New Fields

Upon obtaining any Licence, Lease, Mining Works Permit or other rights in a New Field, the Borrower (and its Subsidiaries) shall, or shall procure, that any security interest requested by the Agent, is promptly granted in favour of the Finance Parties in form and substance reasonably satisfactory to the Agent.

21.25	Further documents

Each Obligor shall, at the request of the Agent, take or procure that all such actions are taken and execute or procure the execution of all such documents as are, in the reasonably opinion of the Agent, necessary to ensure that the Finance Parties preserve and benefit from all their rights under the Finance Documents.

21.26	Federal Reserve Regulations

Each of the U.S. Obligors will guarantee the Facility without violating Regulations T, U and X.

21.27	Compliance with ERISA

21.27.1	No U.S. Obligor shall, or permit any of its ERISA Affiliates to, (i) allow any Employee Plan with respect to which a U.S. Obligor or any of its ERISA Affiliates may have any liability to terminate, (ii) withdraw from any Employee Plan or Multiemployer Plan, (iii) allow any ERISA Event to occur with respect to any Employee Plan, or (iv) allow any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) to exist involving any of its Employee Plans; to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

21.27.2	No U.S. Obligor shall allow, or permit any of its ERISA Affiliates to allow, an aggregate amount of Unfunded Pension Liability among all Employee Plans (taking into account only Employee Plans with positive Unfunded Pension Liability) or any potential withdrawal liability under Section 4201 of ERISA, if the Borrower and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans, to the extent as would reasonably be expected to have a Material Adverse Effect.

21.27.3	No U.S. Obligor shall fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably be expected to have a Material Adverse Effect.

21.28	Compliance with 1940 Act

No U.S. Obligor shall (and the Borrower shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act. Neither the making of any Loan, nor the guarantee of any Loan by any U.S. Obligor, nor the consummation of the other transactions contemplated by this agreement will violate any provision of the 1940 Act or any rule, regulation or order of the SEC thereunder.

21.29	Anti-Terrorism Law

No U.S. Obligor shall (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each U.S. Obligor shall deliver to the Agent any certificate or other evidence requested from time to time by the Agent in its reasonable discretion, confirming such U.S. Obligor’s compliance with this Clause 21.29).

21.30	Embargoed Person

At all times through the Final Maturity Date no U.S. Obligor will cause or permit that (a) any of the funds or properties of the U.S. Obligor that are used directly to pay the U.S. Guarantees to constitute property of, or be beneficially owned directly or indirectly by any person subject to sanctions or trade restrictions under United States law that is identified on the “List of Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury and/or, to the knowledge of a U.S. Obligor, any other similar list maintained by OFAC pursuant to any authorising statute or Executive Order or regulation promulgated thereunder (an “Embargoed Person”) or (b) any Embargoed Person to have a direct or indirect interest, of any nature whatsoever in a U.S. Obligor, with the result that either the investment in the U.S. Obligor (whether directly or indirectly) is a violation of law by such U.S. Obligor, which violation of law would result in a Material Adverse Effect or the Finance Documents are in violation of law.

21.31	Anti-Money Laundering

At all times until the Final Maturity Date, to the best knowledge of each U.S. Obligor (based upon reasonable inquiry by each U.S. Obligor), none of the funds of the U.S. Obligor that are used to pay the U.S. Guarantees shall be derived from any unlawful activity.

22.	GUARANTEE

22.1	Guarantee

In consideration of the Finance Parties entering into this Agreement, the Guarantor irrevocably and unconditionally and jointly and severally:

22.1.1	guarantees in accordance with articles 2011 et seq. of the French Code civil and the terms of this Clause 22 (Guarantee) (as a caution solidaire) to each Finance Party punctual performance by the Borrower of all its payment obligations under the Finance Documents including all interest accruing thereon and all fees, penalties, costs, expenses, taxes and all other amounts incurred in connection therewith (the “Guaranteed Obligations”); and

22.1.2	undertakes with each Finance Party that if and whenever the Borrower fails to pay any amount due under or in connection with the Guaranteed Obligations on its due date (whether at stated maturity, by acceleration or at any other date) it will, acting as a caution solidaire, immediately pay that amount to the Security Agent for the account of the Finance Parties.

22.2	Further guarantee provisions

The obligations of the under Clause 22.1 (Guarantee):

22.2.1	will remain in full force and effect until the date on which all amounts which may be or become due by the Borrower under or in connection with any Finance Document have been irrevocably paid in full;

22.2.2	are in addition to and are not in any way prejudiced by any other security now or subsequently held by any Finance Party; and

22.2.3	will not be affected by any renewal or amendment of the Guaranteed Obligations.

22.3	Waivers

The Guarantor irrevocably and expressly:

22.3.1	waives any rights under article 2021 of the French Code civil (bénéfice de discussion); by waiving its rights under article 2021 of the French Code civil (bénéfice de discussion), the Guarantor accepts and agrees that the Finance Parties may claim from it payment under Clause 22.1 (Guarantee) without first requiring the Finance Parties to proceed against or enforce any other rights or security or claim payment from the Borrower;

22.3.2	waives any rights under article 2026 of the French Code civil (bénéfice de division); by waiving its rights under article 2026 of the French Code civil (bénéfice de division), the Guarantor accepts and agrees that the Finance Parties may claim payment from it under Clause 22.1 (Guarantee) of all the Guaranteed Obligations due and remaining unpaid by the Borrower even if payment of the same amount is guaranteed by other guarantors;

22.3.3	waives any rights of recourse prior to payment (recours avant paiement) against the Borrower under article 2032 of the French Code civil; and

22.3.4	waives any rights under article 2039 of the French Code civil to take any action against the Borrower in the event of any extension of the final repayment date of the Guaranteed Obligations or any other date for payment of any amount due, owing or payable to any Finance Party under any Guaranteed Obligation, even if decided without the consent of the Guarantor, agrees that the guarantee will remain in full force and effect notwithstanding such extension and acknowledges that it will remain bound by the original maturity date of the Guaranteed Obligations.

22.4	No subrogation

22.4.1	Until all amounts which may be or become payable by the Borrower under or in connection with any of the Guaranteed Obligations have been irrevocably paid in full, the Guarantor irrevocably and expressly undertakes not to exercise any rights which it may have (including its rights under article 2028 or under article 2033 of the French Code civil):

(a)	to be subrogated to or otherwise share in any security or monies held, received or receivable by any Finance Party or to claim any right of contribution in relation to any payment made by the Guarantor under its guarantee;

(b)	to enforce any of its rights of subrogation and indemnity against the Borrower or any other guarantor or person.

22.4.2	The Guarantor agrees that, to the extent that the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth in paragraph 22.4.1 above of this Clause 22.4 is found by any court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnification which the Guarantor may have against the Borrower or under any security, and any rights of contribution which the Guarantor may have against the Borrower shall be junior and subordinate to:

(a)	any rights any Finance Party may have against the Borrower;

(b)	all right, title and interest which any Finance Party may have in any such security; and

(c)	any right which any Finance Party may have against the Borrower to use, sell or dispose of any item of security as it sees fit without regard to any subrogation rights which the Guarantor may have and, upon such disposal or sale, any rights of subrogation which the Guarantor may have had shall terminate.

22.4.3	If any amount is paid to the Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all relevant Guaranteed Obligations have not been paid in full, those amounts shall be held for the benefit of the Finance Parties and shall forthwith be paid over to the Finance Parties to be credited and applied against such Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this guarantee.

22.5	No security

The Guarantor expressly agrees and accepts that, until all amounts which may be or become due by the Borrower under or in connection with any Guaranteed Obligation have been irrevocably paid in full, it shall not take or accept any security interest of whatever nature on the assets of the Borrower.

22.6	No benefit of payment deferrals

The Guarantor expressly agrees and accepts that it shall not invoke against any Finance Party the benefit of any payment deferral or payment reduction that the Borrower could obtain pursuant to a judgment inter alia under article 1244-1 of the French Code civil or Title II of Book Sixth of the French Code de commerce, even with the consent of the Finance Parties.

22.7	Continuing guarantee

22.7.1	The Guarantor expressly agrees and accepts that its obligations under this Guarantee are and will remain in full force and effect, notwithstanding (i) any moratorium, insolvency or liquidation proceedings (including any redressement judiciaire or liquidation judiciaire) or any analogous proceedings concerning the Borrower and any Obligor, (ii) any change in or suspension or termination of the de facto or de jure links or relationships which exist or may exist between itself and the Borrower and any Obligor, (iii) any change in its legal form or in the legal form of the Borrower, an Obligor and/or any Finance Party, or (iv) any merger or corporate reconstruction of the Guarantor, the Borrower, an Obligor and/or any Finance Party with any other person. In particular, the Guarantee under Clause 22 (Guarantee) shall remain in full force and effect notwithstanding any merger (fusion), demerger (scission) or partial contribution of assets (apport partiel d’actifs) concerning the Guarantor, the Borrower, an Obligor and/or any Finance Party and in any such event any such guarantee shall continue to cover all relevant Guaranteed Obligations including those due under debts created under the Finance Documents after any such reorganisation events.

22.7.2	The Guarantor:

(a)	expressly represents and warrants that it is fully aware of the business, financial condition and affairs of the Borrower;

(b)	expressly represents and warrants it has made, and expressly accepts and agrees that it will continue to make, its own personal and independent appraisal of all risks arising under or in connection with the Finance Documents (including the legal situation, the state of the business, financial condition and affairs of the Borrower and the nature and extent of any recourse against any party or its assets) and its obligations under its guarantee;

(c)	expressly represents and warrants that it has not relied on any information supplied to it by any Finance Party in connection with any Finance Document in this regard;

(d)	acknowledges that neither the legal situation, the business, financial conditions and affairs of the Borrower nor any other guarantee granted as security for the Guaranteed Obligations is a determining condition of the issue of the Guarantee; and

(e)	expressly accepts and agrees that, except to the extent provided for by article L. 313-22 of the French Code monétaire et financier relating to the annual information of guarantors, no Finance Party shall have any obligation to inform it as to (1) the legal situation, the state of the business, financial condition and affairs of the Borrower or (2) any extension of the final repayment date of any Guaranteed Obligations or any other date for payment of any amount due, owing or payable to any Finance Party under any Finance Document or any payment deferral thereunder or any renewal thereof or any default thereon.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 (Events of Default) is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

23.1.1	with respect to a Borrowing Base Deficiency, payment is made within sixty (60) days after the Borrowing Base Deficiency has occurred; and

23.1.2	with respect to any other payment obligation, the failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date.

23.2	Financial covenants

23.2.1	Any requirement of Clause 20.1 is not satisfied and is not remedied within thirty (30) Business Days.

23.2.2	Any requirement of Clause 20.2 is not satisfied and is not remedied within fifteen (15) Business Days.

23.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)), and such is not remedied within ten (10) Business Days following such non-compliance if such event is capable of remedy.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and remains inaccurate for a period of ten (10) days after the relevant Obligor has become aware of the said inaccuracy if such event is capable of remedy.

23.5	Cross default

23.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

23.5.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.5	No Event of Default will occur under this Clause 23.5 if (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs 23.5.1 to 23.5.3 above for (x) the Borrower is less than USD 1,000,000 (or its equivalent in any other currency) or (y) the Group is less than USD 2,000,000 (or its equivalent in any other currency), or (ii) the anticipated termination of such Financial Indebtedness is contested in good faith by the relevant member of the Group before the competent jurisdiction (such contestation not to be abusive and to be justified to the Agent by all relevant documents), unless the Financial Indebtedness concerned is due to a Lender, in which case an Event of Default will occur immediately.

23.6	Insolvency

23.6.1	A member of the Group is unable or admits inability pursuant to any insolvency proceedings to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2	An Obligor or any member of the Group is in a state of cessation des paiements or becomes insolvent for the purpose of any applicable insolvency law.

23.6.3	A moratorium is declared in respect of any indebtedness of any member of the Group provided that such would have a Material Adverse Effect.

23.7	Insolvency proceedings

23.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(b)	a composition, assignment or arrangement with any creditor of any member of the Group;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets;

(d)	enforcement of any Encumbrance over any assets of any member of the Group, exceeding in aggregate USD 500,000.

23.7.2	An Obligor or any member of the Group commences proceedings for règlement amiable in accordance with articles L.611-3 to L.611-6 of the French Code de Commerce or any other relevant regulation.

23.7.3	A judgement for redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered in relation to an Obligor or any member of the Group under articles L.620-1 to L.628-3 of the French Code de Commerce or any other relevant regulation.

23.8	Creditors’ process

Any enforcement proceedings, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group.

23.9	Delisting

All or part of the shares of TRC cease to be listed on the Nasdaq unless such shares are listed on the New York Stock Exchange or the American Stock Exchange instead of the Nasdaq.

23.10	Material Adverse Effect

Any event or series of events occur which, in the reasonable opinion of the Lenders, has or could be expected to have a Material Adverse Effect.

23.11	Operating Agreements

Any of the Operating Agreements is terminated, repudiated or amended without the prior consent of the Agent, or any party to an Operating Agreement is in breach of a material provision of an Operating Agreement and such breach, provided that it could not be expected to have a Material Adverse Effect, has not been remedied within ten (10) days and is capable of remedy.

23.12	Consultant Report

The latest Consultant Report delivered to the Agent evidences that it is unlikely that the Borrower will be able to repay the Outstanding Amount in full on the Final Maturity Date and no satisfactory alternative comfort is, in the opinion of the Agent (acting on the instructions of all the Lenders), provided to the Lenders within thirty (30) Business Days of the date of such Consultant Report.

23.13	Cessation of business

An Obligor shall suspend, cease or threaten to suspend or cease to carry on all or a substantial part of its business where such event could reasonably be expected to have a Material Adverse Effect.

23.14	Security

23.14.1	An Obligor fails duly to perform or comply with any of the obligations assumed by it in the Security Documents.

23.14.2	At any time any of the Security is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective.

23.15	Licences

23.15.1	A Licence, Lease or Mining Works Permit held or jointly held by the Borrower (or its Subsidiaries) ceases to be held by the Borrower (or its Subsidiaries), for any reason, including withdrawal of the Licence, Lease or Mining Works Permit by the relevant public authority or renunciation of the Lease, Licence or Mining Works Permit by the Borrower (or its Subsidiaries).

23.15.2	Oil reserve is found following the exploration activities in the area relating to an exploration Licence (permis exclusif de recherche) listed in Schedule 7 (Mining Titles) and the Borrower (or its Subsidiaries) fails to promptly apply for a concession right (concession) relating to that area and/or fails to obtain the granting of a concession

(concession) for the exploitation of such field within the usual time frame for obtaining such concession right (concession).

23.15.3	For the avoidance of doubt, no Event of Default will occur in the case of the expiry an exploration Licence (permis exclusif de recherche) listed in Schedule 7 (Mining Titles) at its normal date of expiry, such as provided in the documents awarding that Licence.

23.16	Expropriation

Any material assets of an Obligor are compulsorily purchased or expropriated or the applicable governmental authority makes an order for the compulsory purchase or expropriation of the same and such would reasonably be expected to have a Material Adverse Effect.

23.17	State of crisis

Any applicable governmental authority takes restrictive provisions on the import or export of Petroleum in accordance with article 11 of the Law n° 92-1443 dated 31 December 1992 or takes measures relating to energy savings in accordance with law n° 74-908 dated 29 October 1974 where such event could be expected to have a Material Adverse Effect, and such would reasonably be expected to have a Material Adverse Effect.

23.18	Sale and Purchase Contracts

At any time, any Sale and Purchase Contract ceases to be in full force and effect or a Purchaser does not pay any receivables due and payable thereunder into the Collection Account or otherwise in accordance with the instructions of the Agent.

23.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing and which is not remedied within five (5) Business Days as from the date of occurrence of that Event of Default and for the Borrowing Base Deficiency as stated in Clause 6.3 (Borrowing Base Deficiency), the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower but subject to the mandatory provisions of articles L.620-1 to L.628-3 of the French Code de Commerce:

23.19.1	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

23.19.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

23.19.3	exercise all or any of its rights under this Agreement, or the Security Documents.

24.	COLLECTION ACCOUNT

24.1	Payments on the Collection Account

For so long as all obligations of the Obligors under the Finance Documents have not been discharged in full, the Borrower shall (a) maintain the Collection Account, (b) direct all debtors of the monies relating to the Assigned Rights to transfer the Assigned Rights into the

Collection Account, and (c) ensure that all the monies relating to the Assigned Rights are paid directly into the Collection Account.

24.2	Operation of the Collection Account

24.2.1	The Borrower shall ensure that, at any time after the Grace Period, the Collection Account Balance shall be at least equal to the Minimum Balance.

24.2.2	In addition to its obligations under paragraph 24.2.1 above, the Borrower shall ensure that not later than three (3) Business Days prior to each Reduction Date, the Collection Account Balance shall be at least equal to the amount of the Loans, interest, fees, costs and other sums due and payable on that Reduction Date, plus, after the Grace Period, the Minimum Balance.

24.2.3	The Borrower shall not be entitled to receive, withdraw or otherwise transfer the Collection Account Balance (or any part thereof) provided that, if, at any time:

(a)	all sums due on such date under the Finance Documents, the Insurance Policy and the Hedge Agreements have been irrevocably paid in full;

(b)	no Default shall have occurred and be continuing;

(c)	the Loan Life Cover Ratio at the latest Ratio Calculation Date is not less than 1.2;

(d)	the Asset Life Cover Ratio at the latest Ratio Calculation Date is not less than 1.3;

(e)	the Debt Service Cover Ratio at the latest Ratio Calculation Date is not less than 1.15;

(f)	no Borrowing Base Deficiency exists as at such date which has not been remedied in accordance with Clause 6.4 (Borrowing Base Deficiency); and

(g)	the Agent determines, in its absolute and sole discretion, that the Borrower will be able to meet all of its repayment obligations under this Agreement at the appropriate time,

then the Agent shall transfer into the Borrower’s current account (of which the Collection Account is a sub-division) an amount equal to the Collection Account Balance minus, after the Grace Period, the Minimum Balance.

24.3	Operational Lockup

If at any time:

24.3.1	the Loan Life Cover Ratio at the latest Ratio Calculation Date is less than 1.2; or,

24.3.2	the Asset Life Cover Ratio at the latest Ratio Calculation Date is less than 1.3; or

24.3.3	the Debt Service Cover Ratio at the latest Ratio Calculation Date is less than 1.15; or

24.3.4	a Borrowing Base Deficiency exists which has not been remedied,

the funds standing to the credit of the Collection Account may only be withdrawn by the Borrower in the following circumstances:

(a)	the Borrower has provided a satisfactory detailed budget for the current quarterly period including expected expenses and revenues for the operations of the Fields (the “Operational Budget") to the Agent;

(b)	the Operational Budget has been approved by the Majority Lenders, acting reasonably;

(c)	the Borrower has provided to the Agent invoices corresponding to the expenses appearing in the Operational Budget (the “Agreed Expenses”); and

(d)	the funds withdrawn by the Borrower from the Collection Account will be directly applied by the Agent towards payment of Agreed Expenses.

24.4	Remuneration of the Collection Account

The Collection Account Balance shall bear interest, (i) for amounts in USD, at the rate of Federal Funds minus 0.25 % and (ii) for amounts in EUR, at the rate of EONIA (European Overnight Index Average) minus 0.25%.

SECTION 8
CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

25.1.1	Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations,

to another bank or financial institution (the “New Lender”).

25.1.2	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

25.2	Conditions of assignment or transfer

25.2.1	The consent of the Borrower is required for an assignment or transfer by a Lender, provided that:

(a)	in the case of an assignment, no consent is required if the assignment is to another Lender or an Affiliate of a Lender, and

(b)	the Borrower hereby consents to a transfer to another Lender or an Affiliate of a Lender.

25.2.2	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

25.2.3	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

25.2.4	An assignment will only be effective as among the Finance Parties on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

25.2.5	A transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.

25.2.6	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.3	Limitation of responsibility of Existing Lenders

25.3.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Obligors;

(c)	the performance and observance by the Obligors of their obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

25.3.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

25.3.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Obligors of their obligations under the Finance Documents or otherwise.

25.4	Procedure for transfer

25.4.1	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph 25.4.2 below when the Agent executes a duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

25.4.2	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(a)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards the Borrower and the other Finance Parties under the Finance Documents;

(b)	the rights and obligations of the Existing Lender with respect to the Borrower shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(c)	the Agent, the Arranger, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

25.5	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

25.5.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

25.5.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Obligors; or

25.5.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Obligors, the Group and the Finance Documents as that Lender shall consider appropriate.

26.	CHANGES TO THE OBLIGORS

The Obligors may not assign any of their rights or transfer any of their rights or obligations under the Finance Documents.

SECTION 9
THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE ARRANGER AND THE TECHNICAL BANK

27.1	Appointment of the Agent

27.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents (including the Security Documents).

27.1.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents (including the Security Documents) together with any other incidental rights, powers, authorities and discretions.

27.1.3	Each other Finance Party authorises in advance the Agent to sign in its name and on its behalf all Security Documents and any other document in connection with the Security Documents whether at the time of execution, enforcement or release of the Security created pursuant thereto or at any other time and any document relating to the enforcement of the Security Documents.

27.2	Duties of the Agent

27.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

27.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

27.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Technical Bank) under this Agreement it shall promptly notify the other Finance Parties.

27.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arranger and the Technical Bank

Except as specifically provided in the Finance Documents, the Arranger, and the Technical Bank have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

27.4.1	Nothing in this Agreement constitutes the Agent, the Arranger or the Technical Bank as a trustee or fiduciary of any other person.

27.4.2	Neither the Agent nor the Technical Bank nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent, the Arranger and the Technical Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions of the Agent

27.6.1	The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

27.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment)); and

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

27.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

27.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

27.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

27.6.6	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Technical Bank or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

27.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

27.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

27.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

27.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

27.7.5	The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document, without having first obtained that Lender’s authority to act on its behalf in those proceedings.

27.8	Responsibility for documentation Neither the Agent, the Arranger nor the Technical Bank:

27.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Obligors or any other person given in or in connection with any Finance Document; or

27.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	Exclusion of liability

27.9.1	Without limiting paragraph 27.9.2 below, the Agent or the Technical Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

27.9.2	No Party may take any proceedings against any officer, employee or agent of the Agent or the Technical Bank in respect of any claim it might have against the Agent or the Technical Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Technical Bank may rely on this Clause 27.9.

27.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

27.10	Lenders’ indemnity to the Agent and the Technical Bank

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Technical Bank, within three Business Days of demand, against any cost, loss or liability incurred by the Agent and the Technical Bank (otherwise than by reason of the Agent’s or the Technical Bank’s gross negligence or wilful misconduct) in acting as Agent or Technical Bank under the Finance Documents (unless they have been reimbursed by the Borrower pursuant to a Finance Document).

27.11	Resignation of the Agent or the Technical Bank

27.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

27.11.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

27.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

27.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

27.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

27.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.11.7	The Technical Bank may resign in the same conditions as the Agent, as provided in this Clause 27.11.

27.12	Confidentiality

27.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.13	Relationship with the Lenders

27.13.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost Formulae).

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Obligors for information supplied by them or on their behalf in connection with any Finance Document, each Lender confirms to the Agent, the Arranger and the Technical Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

27.14.1	the financial condition, status and nature of each member of the Group;

27.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

27.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES No provision of this Agreement will:

28.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 10
ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments by the Borrower

29.1.1	On each date on which such sums are due under a Finance Document, the Agent (acting on behalf of the Lenders) will apply any amount standing to the credit of the Collection Account to:

(a)	the payment of any unpaid fees, costs and expenses due under this Agreement or the Fee Letter;

(b)	the payment of any sums, to be repaid in accordance with the provisions of Clause 8 (Prepayment and Cancellation); and

(c)	the payment of any other sums due to the Finance Parties under the Finance Documents, including any Reduction Instalment.

29.1.2	The Borrower agrees that in the event it fails to do so, the Agent may at any time debit the Collection Account to pay the premiums due under the Insurance Policy and the fees, costs, deposits and margin calls due under the Hedge Agreements.

29.1.3	The Borrower expressly and irrevocably authorises the Agent (acting on behalf of the Lenders) to debit the Collection Account for the purpose of payment of the sums mentioned in paragraphs 29.1.1, 29.1.2 and 29.1.3 above.

29.1.4	In the event that on any date on which a payment must be made under the Finance Documents the sums standing to the credit of the Collection Account are not sufficient to pay in full all sums due on that date, the Agent shall be entitled to recover the unpaid sums directly from the Borrower.

29.2	Partial payments

If, at any time, the Collection Account Balance is insufficient to discharge all the amounts then due and payable under the Finance Documents or the Insurance Policy, the Agent shall apply the Collection Account Balance towards the obligations of the Borrower in the following order:

29.2.1	first, in or towards payment of the premiums due under the Insurance Policy;

29.2.2	secondly, in or towards payment of any unpaid fees, costs and expenses of the Agent or the Technical Bank under the Finance Documents;

29.2.3	thirdly, in or towards payment of any accrued interest or commission due but unpaid under the Finance Documents;

29.2.4	fourthly, in or towards payment of any sum due under the Hedge Agreements;

29.2.5	fifthly, in or towards payment of any principal due but unpaid under this Agreement;

29.2.6	lastly, in or towards payment of any other sum due but unpaid under the Finance Documents.

29.3	Payments to the Agent

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, the Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.4	Clawback

29.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	No set-off by Obligors All payments to be made by the Obligors under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.6	Business Days

29.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

29.6.2	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.7	Currency of account

29.7.1	Subject to paragraphs 29.7.2 to 29.7.5 below, USD and EUR are the currencies of account and payment for any sum due from the Borrower under any Finance Document.

29.7.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

29.7.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

29.7.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.7.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.	SET-OFF

A Finance Party may set off any matured obligation due from the Obligors under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

31.2	Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

31.2.1	in the case of an Obligor, that identified with its name below;

31.2.2	in the case of each Lender that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

31.2.3	in the case of the Agent, that identified with its name below,

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

31.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

(c)	if by way of telex, when dispatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

31.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

31.3.3	All notices from or to the Obligors shall be sent through the Agent.

31.3.4	Any communication or document made or delivered to the Obligors in accordance with this Clause will be deemed to have been made or delivered to the Obligors.

31.4	Electronic communication

31.4.1	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

31.4.2	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.5	Language Any notice or other documents given under or in connection with any Finance Document must be in English or in French.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	CONSENTS, AMENDMENTS AND WAIVERS

35.1	Required consents

35.1.1	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

35.1.2	Subject to Clause 35.2 (Exceptions) any consent may be given by the Agent only after the Agent has received from the Majority Lenders the instruction to do so.

35.1.3	The Agent may effect, on behalf of any Finance Party, any amendment or waiver, or grant any consent, permitted by this Clause.

35.2	Exceptions

35.2.1	A consent, amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” or “Determination Lenders” in Clause 1.1 (Definitions);

(b)	a modification to Clause 6.2 (Borrowing Base Determination) or Clause 7 (Repayment), an increase of the Borrowing Base or a modification to the Borrowing Base Reduction Schedule determination procedure;

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	an increase in or an extension of any Commitment;

(f)	any modification of the Finance Documents (to the exception of this agreement) which affect materially the rights of the Lenders under such Finance Documents or increase their commitment thereunder;

(g)	any provision which expressly requires the consent of all the Lenders; or

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 35;

shall not be given or made without the prior consent of all the Lenders.

35.2.2	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Technical Bank may not be effected without the consent of the Agent, the Arranger or the Technical Bank.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW This Agreement is governed by French law.

37.	ENFORCEMENT — JURISDICTION OF FRENCH COURTS

37.1	The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

37.2	Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into in six (6) originals on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

Name of Original Lender	Commitment
Natexis Banques Populaires	USD 15,000,000

Schedule 2
Conditions precedent

1.	Obligors

(a)	A K-bis extract (or similar document) for each Obligor, not more than one month old.

(b)	A copy of the constitutive documents of each Obligor.

(c)	Evidence that the person(s) who has signed the Finance Documents on behalf of each Obligor and any other member of the Group was duly authorised so to sign.

(d)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Paragraph 1 of Schedule 2 is correct, complete and in full force and effect as at the date of this Agreement.

2.	Legal opinions and due diligence

(a)	A legal opinion of Clifford Chance legal advisers to the Arranger in France, satisfactory to the Agent.

(b)	A legal opinion of Ran Hamou, legal advisers to the Borrower and MOF in France satisfactory to the Agent.

(c)	A legal opinion of Haynes and Boone LLP, legal advisers to the U.S. Obligors in Delaware satisfactory to the Agent.

(d)	Audit of the Fields Licences and permits conducted by Clifford Chance confirming that all Licences relating to the Fields and all other government Licences/consents required to lift and sell hydrocarbons have been obtained and remain legal and valid and that all necessary and relevant government Licences, consents and waivers in connection with the Transaction Documents (including but not limited to any central bank and/or ministerial clearances).

3.	Other documents and evidence

(a)	A certified copy of the Original Financial Statements.

(b)	A certified copy of the Activity Report for November 2004.

(c)	A certified copy of the CEP Report and the First Consultant Report.

(d)	An execution copy of each Finance Document.

(e)	Evidence that the Borrower has notified the assigned debtors under the Assignment Agreement to pay all sums due to the Collection Account.

(f)	A certified copy of the Sale and Purchase Contracts duly executed by all parties thereto and of all other Operating Agreements, Licences, Mining Works Permits or consents required to lift and sell hydrocarbons.

(g)	Confirmation that the Collection Account has been opened.

(h)	Evidence that the assets of the Obligors and the other members of the Group are free and clear of any Encumbrance other than the Permitted Encumbrances.

(i)	Other conditions precedent reasonably considered necessary by the Arranger as a result of the due diligence process and a copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.	Authorisation

Evidence that the Ministère de l’Economie, des Finances et de l’Industrie has irrevocably approved, or within two (2) months after notification, subject to any request for clarification, has not opposed to, the transactions contemplated by the Finance Documents, in form and substance satisfactory to the Agent acting reasonably.

Schedule 3
Maximum Facility Amount Amortization Schedule

(A)	(B)
Period	Maximum Facility Amount
From Closing Date to 12 Months thereafter	USD 15,000,000
From 12 Months after the Closing Date to 24 Months after the Closing Date	USD 15,000,000
From 24 Months after the Closing Date to 36 Months after the Closing Date	USD 10,000,000
From 36 Months after the Closing Date to 48 Months after the Closing Date	USD 6,000,000
From 48 Months after the Closing Date to the Final Maturity Date	USD 3,000,000
On the Final Maturity Date	USD 0

Schedule 4
Utilisation Request

From:	Madison Energy France
To:	Natexis Banques Populaires as Agent
Dated:	[•]

Dear Sirs

Madison Energy France — Reserve Base Revolving Facility Agreement dated 23 December 2004
(the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[•] or, if less, the Available Amount on such date

3.	We confirm that each condition specified in Clause 4 (Conditions of utilisation) is satisfied on the date of this Utilisation Request.

4.	We confirm that the representations made in Clause 18 (Representations) are true in all material respects.

5.	The proceeds of this Loan should be credited to the [Collection Account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

.......................................

authorised signatory for Madison Energy France

Schedule 5
Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter), the Agent shall calculate the Mandatory Cost, as a percentage rate per annum, as a weighted average of the Lenders’ Additional Cost Rates (as defined below) (weighted in proportion to the percentage participation of each Lender in the relevant Loan).

3.	Each Lender lending from a Facility Office in a Participating Member State will notify to the Agent its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office (the “Additional Cost Rate”).

4.	Each Lender shall supply any information required by the Agent for the purpose of calculating the Mandatory Cost. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

5.	The Agent shall have no liability to any person if such determination results in a Mandatory Cost which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 4 above is true and correct in all respects.

6.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 4 above.

7.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

8.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 6
Form of Transfer Agreement

This Transfer Agreement is made on [•]

BETWEEN:

(1)	[•] (the “Existing Lender”)

and:

(2)	[•] (the “New Lender”)

WHEREAS:

(A)	The Existing Lender has entered into a reserve base revolving facility of a maximum amount of USD 15,000,000 under a facility agreement dated 23 December 2004, between, amongst others, Madison Energy France, the Financial Institutions listed in Schedule 1 (The Original Lenders) to that Facility Agreement, and Natexis Banques Populaires acting as Arranger, Agent and Technical Bank (the “Facility Agreement”).

(B)	The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in the Schedule of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement. [1]

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.	The Existing Lender and the New Lender agree to the transfer (cession) of [all] [the part specified in the Schedule of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement in accordance with Clause 25.4 (Procedure for transfer) of the Facility Agreement.

2.	The proposed Transfer Date is [•].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule of this Transfer Agreement.

4.	The New Lender acknowledges the limitations on the Existing Lender’s liabilities set out in paragraph 25.3.1 of the Facility Agreement.

[1]	The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Borrower in accordance with article 1690 of the French Code civil.

5.	The New Lender confirms to the other Finance Parties represented by the Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

6.	This Transfer Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender][New Lender]

By:	By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [•].

Natexis Banques Populaires

By:

Schedule 7
Mining Titles

•	Concession

-	Concession of Châteaurenard, pursuant to a ministerial order dated 25 July 2001.

-	Concession of Saint-Firmin-des-Bois, pursuant to a ministerial order dated 25 July 2001.

-	Concession of Charmottes, pursuant to a decree dated 19 October 1998.

•	Licence

-	Exclusive research licence “Aufferville Permit” pursuant to a ministerial order dated 3 June 2004.

-	Joint exclusive research licence “Nemours Permit” pursuant to a ministerial order dated 3 June 2004.

-	Exclusive research licence “Courtenay Permit” pursuant to a ministerial order dated 20 September 2002.

-	Exclusive research licence “Nangis Permit” pursuant to a ministerial order dated 23 June 2000.

•	Mining Works Permit

-	Permit regarding the operation of seven new drills within the perimeter of concession of Châteaurenard and concession of Saint-Firmin-des-Bois pursuant to a prefectoral order dated 14 January 2003.

-	Permit regarding nine hydrocarbon drills in the perimeter of concession of Charmottes pursuant to a prefectoral order dated 7 November 2002.

Schedule 8
Existing Financial Indebtedness

•	Borrower’s existing Financial Indebtedness: intragroup debts of USD 1,927,379 and EUR 1,449,789

•	Guarantor’s existing Financial Indebtedness: intragroup debts of USD 12,048,788 and EUR 9,063,099

Schedule 9
Group Structure Chart

SIGNATURE PAGE

The Borrower

MADISON ENERGY FRANCE

          /s/ Muriel Granat

Name :	Muriel Granat
Address:	13/15 Boulevard de la Madeleine
75001 Paris
Fax:	+ 33 1 47 03 33 71
Telephone:	+ 33 1 47 03 24 24
Attention:	Muriel Granat

The Guarantor

MADISON OIL FRANCE

          /s/ Muriel Granat

Name :	Muriel Granat
Address:	13/15 Boulevard de la Madeleine
75001 Paris
Fax:	+ 33 1 47 03 33 71
Telephone:	+ 33 1 47 03 24 24
Attention:	Muriel Granat

The Obligors

TOREADOR RESOURCES CORPORATION

                       /s/ Doug Weir

Name:	Doug Weir
Address:	1209 Orange Street Wilmington
DE 19801 USA
Fax:	+ 1 214 559 39 45
Telephone:	+ 1 214 555 39 33
Attention:	Doug Weir

MADISON OIL COMPANY EUROPE

                       /s/ Doug Weir

Name:	Doug Weir
Address:	1209 Orange Street Wilmington
DE 19801 USA
Fax:	+ 1 214 559 39 45
Telephone:	+ 1 214 555 39 33
Attention:	Doug Weir

The Agent

NATEXIS BANQUES POPULAIRES		NATEXIS BANQUES POPULAIRES

/s/ Damien Mauvais

Name :	Damien Mauvais	Name:
Address:	47, rue Saint Dominique
75007 Paris
Fax:	01 58 19 38 89
Telephone:	01 58 19 28 23
Attention:	Damien Mauvais / Albert Lam

The Technical Bank

NATEXIS BANQUES POPULAIRES		NATEXIS BANQUES POPULAIRES

/s/ Damien Mauvais

Name :	Damien Mauvais	Name:
Address:	47, rue Saint Dominique
75007 Paris
Fax:	01 58 19 38 89
Telephone:	01 58 19 28 23
Attention:	Damien Mauvais / Albert Lam

The Lender

NATEXIS BANQUES POPULAIRES		NATEXIS BANQUES POPULAIRES

/s/ Damien Mauvais

Name :	Damien Mauvais	Name:
Address:	47, rue Saint Dominique
75007 Paris
Fax:	01 58 19 38 89
Telephone:	01 58 19 28 23
Attention:	Damien Mauvais / Albert Lam